Exhibit 13.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
(Mark One)

     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the fiscal year ended December 31, 1995

                                       or

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                 For the transition period from ______ to ______

                         Commission File Number: 0-17286

                              PRIME BANCORP, INC .
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                        23-2528428
-------------------------------                         ----------------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification Number)

6425 Rising Sun Avenue, Philadelphia, PA                    19111
----------------------------------------                  ----------
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:    (215) 742-5300
                                                       --------------

          Securities registered pursuant to Section 12 (b) of the Act:
                                      NONE
          Securities registered pursuant to Section 12 (g) of the Act:

                     Common Stock, par value $1.00 per share
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes X    No__

[ ] Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

     The aggregate market value of the voting stock held by nonaffiliates of the registrant is approximately $53.7 million. (1)

     The number of shares of the registrant's Common Stock outstanding as of March 20, 1996 was 3,723,353 shares.

                       DOCUMENTS INCORPORATED BY REFERENCE

Part II                                     Part III
Annual Report to Stockholders               Proxy Statement dated March 18, 1996
for the year ended December 31, 1995

(1) The aggregate dollar amount of the voting stock set forth equals the number of shares of Common Stock outstanding, reduced by the number of shares of Common Stock held by executive officers, directors and stockholders owning in excess of 10% of the registrant's Common Stock multiplied by the closing price for the Common Stock on the National Association of Securities Dealers National Market System on March 20, 1996. The information provided shall in no way be construed as an admission that any person whose holdings are included in this figure is not an affiliate of the registrant and any such admission is hereby disclaimed. The information provided herein is included solely for record keeping purposes of the Securities and Exchange Commission.

Item 1. Business

Introduction

     Prime Bancorp, Inc. ("the Company") was incorporated under the laws of the State of Delaware in 1987 for the purpose of becoming a savings and loan holding company for Prime Bank ("the Bank"). The Bank became a wholly-owned subsidiary of the Company on November 14, 1988.

     The Company is a unitary, nondiversified savings and loan holding company. The Bank is a federally chartered savings bank which succeeded the business of Cheltenham Federal Savings and Loan Association (Cheltenham") and North East Federal Savings and Loan Association ("North East") upon the conversion of such associations from federally chartered mutual savings and loan associations, through merger, into the Bank, a stock savings bank on November 14, 1988.

     The Bank's operations are headquartered in northeast Philadelphia, Pennsylvania with eight additional full service branch offices in northeast Philadelphia, five full service branches in Bucks County, Pennsylvania, and five full service branches in Montgomery County, Pennsylvania.

     Effective March 19, 1996, the Company's subsidiary, Prime Bank, a federal savings bank, converted into a Pennsylvania chartered stock savings bank with the legal name, "Prime Bank, a savings bank". After the conversion, the Bank continues to do business under the name, "Prime Bank". After the conversion, the Bank's deposits will continue to be insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). Because the Bank's deposits are SAIF insured, the Company is deemed to be a "savings and loan holding company" regulated by the Office of Thrift Supervision, and not a "bank holding company", which would be regulated by the Board of Governors of the Federal Reserve System. The Bank continues to meet all applicable "qualified thrift lender" tests. In the opinion of the Company's management, there are not likely to be any material differences in the impact of Pennsylvania banking laws and regulations on the ordinary activities of the Bank, as compared to federal laws and regulations applicable to federal savings associations.

Business

     The Bank follows a community bank strategy which focuses on providing individuals, businesses, and communities with high quality basic banking services. Basic banking means lending money, gathering money and other complementary fee generating services. Unlike the traditional thrift whose primary products are related to residential real estate, the community bank maintains a much greater degree of balance sheet diversification. Loans are spread among consumer, commercial, construction and residential mortgages. Deposits are gathered along four money lines which are checking, savings, retail CDs and jumbo CDs.

Selected Consolidated Financial Data

----------------------------------------------------------------------------------------
Years Ended December 31,                1991      1992      1993         1994      1995
----------------------------------------------------------------------------------------
Return on assets                        1.15%     1.28%     1.28%(1)     1.16%     1.00%
Return on equity                       10.23%    10.93%    11.47%(1)    11.93%    11.27%
Average equity to average assets       11.28%    11.74%    11.02%        8.40%     9.25%
Book value per share                  $12.15    $12.61    $13.70       $12.86    $15.18
Dividends per share                   $ 0.22    $ 0.37    $ 0.50       $ 0.54    $ 0.62
Dividend payout ratio                  23.87%    27.66%    28.11%       34.50%    39.16%
========================================================================================

(1) Excludes the cumulative effect on prior years of change in accounting principle.

Lending Activities

     The Bank's net loan portfolio, inclusive of mortgage-backed securities of $135.8 million, totaled $480.5 million at December 31, 1995. This represented approximately 79.0% of its total assets. At that date, approximately 61.2% of its net loan portfolio consisted of loans secured by existing one-to-four family residential properties (including mortgage-backed securities) and the remaining balance consisted principally of multi-family residential and commercial real estate loans (14.0% of the net loan portfolio), construction loans, net of loans in process (5.2%), consumer loans (12.9%) and commercial business loans (7.1%).

         The following table sets forth detailed information concerning the composition of the loan portfolios (inclusive of mortgage-backed securities) as of the dates specified for the Bank. (Dollars in thousands)

                                                                              DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                              1991              1992              1993              1994              1995
------------------------------------------------------------------------------------------------------------------------------------
                                        Amount     %      Amount     %      Amount     %      Amount     %      Amount     %
------------------------------------------------------------------------------------------------------------------------------------
Permanent first mortgage loans:
 One-to four-family                   $ 115,135   39.7% $ 119,968   37.6% $ 123,400   32.3% $ 140,065   31.5% $ 157,816   32.9%
 Multi-family                             5,525    1.9%     5,394    1.7%     4,648    1.2%     4,148    0.9%     1,597    0.3%
 Commercial                              36,530   12.6%    39,988   12.5%    49,507   12.9%    62,240   14.0%    66,024   13.7%
------------------------------------------------------------------------------------------------------------------------------------
Total permanent loans                   157,190   54.2%   165,350   51.8%   177,555   46.4%   206,453   46.4%   225,437   46.9%
Allowance for loan losses                  (747)  -0.3%      (827)  -0.3%    (1,007)  -0.3%    (1,247)  -0.3%      (814)  -0.2%

------------------------------------------------------------------------------------------------------------------------------------
Total permanent first mortgage
 loans, net                             156,443   53.9%   164,523   51.5%   176,548   46.1%   205,206   46.1%   224,623   46.7%

Construction                             68,867   23.8%    54,123   17.0%    58,375   15.2%    51,543   11.6%    42,264    8.8%
Loans in process                        (26,764)  -9.2%   (15,488)  -4.9%   (17,662)  -4.6%   (17,148)  -3.9%   (17,033)  -3.5%
------------------------------------------------------------------------------------------------------------------------------------
Total construction loans, net            42,103   14.6%    38,635   12.1%    40,713   10.6%    34,395    7.7%    25,231    5.3%
Allowance for loan losses                  (632)  -0.2%      (580)  -0.2%      (634)  -0.2%      (829)  -0.2%      (399)  -0.1%
------------------------------------------------------------------------------------------------------------------------------------
Total construction loans, net            41,471   14.4%    38,055   11.9%    40,079   10.4%    33,566    7.5%    24,832    5.2%

Commercial business loans                26,229    9.1%    37,488   11.7%    35,990    9.4%    35,350    8.0%    35,666    7.4%
Allowance for loan losses                  (328)  -0.1%      (463)  -0.1%    (1,152)  -0.3%      (873)  -0.2%    (1,301)  -0.3%
------------------------------------------------------------------------------------------------------------------------------------
Total commercial loans, net              25,901    9.0%    37,025   11.6%    34,838    9.1%    34,477    7.8%    34,365    7.1%

Consumer loans:
 Personal/lines of credit                13,939    4.8%    19,744    6.2%    18,683    4.9%    20,412    4.6%    19,141    4.0%
 Second mortgage/equity                  12,988    4.5%    14,781    4.6%    20,139    5.3%    22,663    5.1%    28,932    6.0%
 Auto                                     6,297    2.2%     5,933    1.9%     4,900    1.3%     7,110    1.6%    10,046    2.1%
 Education                                1,467    0.5%     1,661    0.5%     2,230    0.6%     1,697    0.4%     2,992    0.6%
 Home improvement and other                 165    0.1%       164    0.1%       427    0.1%       367    0.1%       322    0.1%
 Savings account                            998    0.3%     1,029    0.3%     1,135    0.3%     1,464    0.3%     1,119    0.2%
------------------------------------------------------------------------------------------------------------------------------------
Total consumer loans                     35,854   12.4%    43,312   13.6%    47,514   12.5%    53,713   12.1%    62,552   13.0%
Allowance for loan losses                  (359)  -0.1%      (433)  -0.1%      (412)  -0.1%      (695)  -0.2%      (612)  -0.1%
------------------------------------------------------------------------------------------------------------------------------------
Total consumer loans, net                35,495   12.3%    42,879   13.5%    47,102   12.4%    53,018   11.9%    61,940   12.9%
Total unamortized loan origination
 fees and costs                          (2,951)  -1.0%    (2,205)  -0.7%    (1,752)  -0.5%    (1,298)  -0.3%      (392)  -0.1%
Allowance for loan loss (unallocated)      (297)  -0.1%      (899)  -0.3%      (761)  -0.2%      (641)  -0.1%      (638)  -0.1%
------------------------------------------------------------------------------------------------------------------------------------
Total loans receivable, net             256,062   88.5%   279,378   87.5%   296,054   77.3%   324,328   72.9%   344,730   71.7%
Total mortgage-backed securities         33,391   11.5%    39,778   12.5%    86,979   22.7%   120,453   27.1%   135,823   28.3%
------------------------------------------------------------------------------------------------------------------------------------
Total loans receivable and
 mortgage-backed securities, net      $ 289,453  100.0% $ 319,156  100.0% $ 383,033  100.0% $ 444,781  100.0% $ 480,553  100.0%
====================================================================================================================================

Contractual Maturities

     The following table sets forth the contractual maturities of the Bank's loan portfolio as of December 31, 1995 by categories of loans. Adjustable-rate loans are included in the period in which they mature rather than in the period in which they are next scheduled to adjust, and fixed-rate loans are included in the period in which they mature without regard to any expected prepayments (dollars in thousands).

                                             Within    1 Through   Over Five
                                             1 Year      5 Years       Years       Total
------------------------------------------------------------------------------------------
Fixed rate mortgages                       $  2,935     $  5,171    $ 56,483    $ 64,589
ARM'S                                           234        1,084      93,506      94,824
Construction loans, net                      18,954        6,277          --      25,231
Commercial real estate and business loans    18,328       19,089      64,273     101,690
Consumer loans                                6,841       39,091      16,620      62,552
------------------------------------------------------------------------------------------
                                           $ 47,292     $ 70,712    $230,882    $348,886
==========================================================================================

     The following table sets forth information regarding non-accrual loans and real estate owned held by the Bank at the date indicated (dollars in thousands).

     Years Ended December 31,
------------------------------------------------------------------------------------
                                       1991      1992      1993      1994      1995
------------------------------------------------------------------------------------
Non-accrual loans:
  Single-Family residential           $1,611    $1,594    $1,913    $1,859    $1,786
  Multi-Family residential and
    commercial real estate loans         170      --        --        --        --
------------------------------------------------------------------------------------
    Total residential loans            1,781     1,594     1,913     1,859     1,786
------------------------------------------------------------------------------------
  Consumer loans                         409       359       665     2,311       269
  Commercial real estate loans           533     1,348     1,679       150       925
------------------------------------------------------------------------------------
    Total non-accrual loans           $2,723    $3,301    $4,257    $4,320    $2,980
====================================================================================
  Total non-accrual loans to
    loans receivable and
    mortgage-backed securities, net     1.06%     1.03%     1.11%      .96%      .62%
====================================================================================
  Total real estate owned, net of
    allowance for REO loss               586       479       344       274       370
====================================================================================
  Total non-accrual loans and real
    estate owned to total assets        0.91%     0.96%     1.02%      .81%      .55%
====================================================================================

* Excludes the impact of the $10.1 million condominium project, which was acquired by a deed in lieu of foreclosure and classified as land acquired for development and resale.

     At December 31, 1995, approximately $246,000 of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current.

     Potential problem loans consist of loans which are included in performing loans at December 31, 1995, but for which potential credit problems of the borrowers have caused management to have concerns as to the ability of such borrowers to comply with present repayment terms. At December 31, 1995, such potential problem loans amounted to approximately $3.0 million compared to approximately $10.0 million one year ago. This decrease is primarily attributable to a $9.6 million loan that a subsidiary of the Bank took title to by a deed in lieu of foreclosure.

Allowance for Loan Losses

     The allowance for loan losses is based on a periodic evaluation of the portfolio and is maintained at a level that management considers adequate to absorb losses known and inherent in the portfolio. Management considers a variety of factors when establishing the allowance recognizing that an inherent risk of loss always exists in the lending process. Consideration is given to the impact of current economic conditions, diversification of the loan portfolio, historical loss experience, delinquency statistics, results of detailed loan reviews, borrowers' financial and managerial strengths, the adequacy of underlying collateral, and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and recoveries on previously charged-off loans. While management uses available information to establish allowance for loan losses, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their assessments of information which is available to them at the time of their examination.

                                                     Years Ended December 31,
---------------------------------------------------------------------------------------------
                                       1991        1992        1993        1994        1995
---------------------------------------------------------------------------------------------
                                                      (Dollars in thousands)
Balance at beginning of period       $ 1,675     $ 2,363     $ 3,202     $ 3,966     $ 4,285
Charge-offs:
  Real estate - construction            (102)        (76)       --          --          --
  Real estate - mortgages               (140)         (6)        (48)        (66)       (118)
  Commercial business loans             (396)       (436)       (666)       (615)       (962)
  Personal/lines of credit               (30)        (79)        (82)       (145)       (234)
  Second mortgage/equity                --          --            (6)        (74)        (21)
  Auto                                   (27)         (8)        (14)        (70)        (13)
  Education                              (11)       --          --          --          --
  Home improvement and other            --          --           (35)        (72)       --
  Savings account                       --          --          --            (8)       --
---------------------------------------------------------------------------------------------
                                        (706)       (605)       (851)     (1,050)     (1,348)
---------------------------------------------------------------------------------------------

Recoveries:
  Real estate - construction            --          --          --             4        --
  Real estate - mortgages                 71        --            23          63           7
  Commercial business loans                2          40         142          47         167
  Personal/lines of credit                 1           1           8           1           7
  Second mortgage/equity                --          --          --          --          --
  Auto                                  --          --          --             9           2
  Education                             --             1        --          --          --
  Home improvement and other            --          --          --             2        --
---------------------------------------------------------------------------------------------
                                          74          42         173         126         183
---------------------------------------------------------------------------------------------
Net charge-offs                         (632)       (563)       (678)       (924)     (1,165)
---------------------------------------------------------------------------------------------
Provision charged to operations        1,320       1,200       1,442       1,243         644
---------------------------------------------------------------------------------------------
Acquired allowance for loan losses
  from the Bank of Delaware Valley      --           202        --          --          --
Balance at the end of period         $ 2,363     $ 3,202     $ 3,966     $ 4,285     $ 3,764
=============================================================================================
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period         0.25%       0.22%       0.23%       0.27%       0.34%
=============================================================================================

Investment Activities

     Federally chartered thrift institutions such as the Bank have authority to invest in various types of securities, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and thrift institutions, bankers' acceptances and federal funds. Subject to various restrictions, federally chartered thrift institutions may also invest a portion of their assets in commercial paper and corporate debt securities and in mutual funds whose assets conform to the investments that a federally chartered thrift institution is otherwise authorized to make directly.

     At December 31, 1995, 6.2% of the total assets of the Company were investment securities. See Note 5 of the Notes to the Company's Consolidated Financial Statements.

     On December 31, 1993, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and transferred all then-existing investments from held to maturity to available for sale. Management's investment strategy focuses on maintaining an adequate reserve of shorter term investments to conservatively meet liquidity needs, combined with a more permanent portfolio of medium term investments to serve asset/liability management purposes.

     The investment portfolio, cash and deposits in other institutions provide not only a source of income but also a source of liquidity to meet lending demands, fluctuations in deposit flows and required liquidity levels. The Bank has in the past used such excess liquidity to meet loan demand. The relative mix of investment securities and loans in the Bank's portfolio is dependent upon the attractiveness of yields available on loans as compared to investment securities as well as the relative safety of the investment securities and loans and the liquidity needs of the Bank. The securities constituting the Bank's investments are limited primarily to U.S. Government and U.S. Government agency obligations.

     The following table presents the composition of the investment securities portfolio of the Company at the dates indicated (dollars in thousands).

                                                          Years Ended December 31,
-----------------------------------------------------------------------------------------------------
                                              1993                1994                1995
-----------------------------------------------------------------------------------------------------
                                                         Fair                Fair                Fair
                                              Cost      Value     Cost      Value     Cost      Value
-----------------------------------------------------------------------------------------------------
Held to Maturity
-----------------------------------------------------------------------------------------------------
State and municipal                         $  --     $  --     $ 6,163   $ 5,880   $  --     $  --
Small Business Association Certificates        --        --       4,254     4,253      --        --
U.S. Government & U. S. Government
 agency obligations                            --        --        --        --      11,830    11,971
FHLB of Pittsburgh stock                       --        --        --        --       1,750     1,750
Marketable equity securities:
  FNMA stock                                   --        --        --        --           3         3
  Atlantic Central Bankers Bank stock          --        --        --        --          75        75
  Financial Institutions Insurance Group
   stock                                       --        --        --        --          50        50
-----------------------------------------------------------------------------------------------------
                                            $  --     $  --     $10,417   $10,133   $13,708   $13,849
=====================================================================================================

Available for Sale
-----------------------------------------------------------------------------------------------------
Small Business Association Certificates     $  --     $  --     $  --     $  --     $17,233   $17,287
U.S. Government and U.S. Government
 agency obligations                          18,033    17,969    47,140    45,040     6,124     6,099
FHLB of Pittsburgh stock                      1,345     1,345     2,471     2,471      --        --
Certificates of deposit                         899       899       187       187       477       477
Commercial paper                              2,993     2,993      --        --        --        --
Corporate notes/bonds                         1,111     1,130     1,121     1,117      --        --
Marketable equity securities:
   FNMA stock                                     3         3         3         3      --        --
   Atlantic Central Bankers Bank stock         --        --          75        75      --        --
   Financial Institutions Insurance Group
    stock                                      --        --          50        50      --        --
-----------------------------------------------------------------------------------------------------
                                            $24,384   $24,339   $51,047   $48,943   $23,834   $23,863
=====================================================================================================

Service Corporation Activities

     Federal regulations permit a federally chartered thrift institution to invest an amount up to 3% of its assets in the stock, obligations or other securities of subsidiary service corporations engaged in certain activities, provided that any investment in excess of 2% of the institution's assets is used primarily for community, inner-city, and community development purposes. In addition, under certain circumstances a federally chartered thrift institution is authorized to invest up to 50% of its regulatory capital in conforming loans to service corporations.

     The Bank presently conducts business through or has an investment in five service corporations: Rowland Service Corporation ("Rowland"), Prime Financial Inc. ("Prime Financial"), NEFA Corporation ("NEFA"), 723 Service Corporation and 6524 Service Corporation.

     Hatboro Manor: Hatboro Manor is a joint venture between Rowland and one local developer involving the construction of a 15,000 square foot professional condominium complex.

     Burholme Woods: Burholme Woods was established in June, 1988 for the development and sale of forty-six single family twin homes in the Burholme section of northeast Philadelphia.

     Prime Financial Inc.: Prime Financial is a service corporation formed to oversee full-service brokerage operations at the Bank.

     NEFA Corporation: NEFA is a service corporation formed to acquire land for development and resale.

     723 Service Corporation: 723 Service Corporation was formed for the acquisition of property for debts previously contracted by borrowers of the Bank.

     6524 Service Corporation: 6524 Service Corporation was formed for the acquisition of property for debts previously contracted by borrowers of the Bank.

     At December 31, 1995, the Bank's aggregate debt and equity investment in the service corporations and joint ventures in which it is participating was $12.1 million. (2.00% of the Bank's total assets)

Prime Abstract Inc.

     Prime Abstract Inc., a wholly owned subsidiary of the Company, is a Delaware Corporation formed in 1988 for the purpose of performing title searches within the Commonwealth of Pennsylvania. Prime Abstract receives income from the title search business which it generates, while the actual title search is performed by an associated entity. The net income of Prime Abstract is immaterial to the consolidated financial results of the Company on a basis.

Del-Prime, Inc.

     Del-Prime, Inc., a wholly owned subsidiary of the Company, was incorporated as a Delaware Corporation on November 8, 1989 to do business exclusively in Delaware. The subsidiary holds tax-free municipal investment securities.

Del-Prime Investments, Inc.

     Del-Prime Investments, Inc., a wholly owned subsidiary of the Company, was incorporated as a Delaware Corporation on November 28, 1994 to do business exclusively in Delaware. The subsidiary was formed to hold taxable investments.

Sources of Funds

General

     The sources of funds to be used in lending and for other general business purposes of the Bank are deposits, loan repayments, FHLB of Pittsburgh advances and other borrowed funds. Deposit inflows and outflows are influenced significantly by money market and general interest rate conditions, although the Bank has the ability to respond to market conditions through the pricing of deposit accounts. The Bank may also utilize advances from the FHLB of Pittsburgh and other borrowed funds on a short-term basis to support expanded lending activities.

Deposits

     The Bank has a stable base of core deposits, with approximately 12.9% of its deposits held in passbook accounts which currently earn 2.05%. The Bank also offers short-term certificates of deposit and other deposit alternatives that are more responsive to market conditions than passbook deposits and longer maturity fixed-rate certificates. The core deposit base and overall variety of deposits allow the Bank to be competitive in obtaining funds and to respond with more flexibility to the threat of disintermediation. The Bank's deposits are obtained primarily from the areas in Pennsylvania immediately surrounding its offices.

     The following table shows the maturity distribution of time deposits in amounts of $100,000 or more at December 31, 1995 (dollars in thousands)

                                              Jumbo     Other Time   Total Time
                                            Deposits     Deposits     Deposits
--------------------------------------------------------------------------------
Three months or less                        $12,077      $ 2,401      $14,478
Over three months to six months               5,117          514        5,631
Over six months to twelve months              7,886        2,005        9,891
Over twelve months                            1,015        3,924        4,939
--------------------------------------------------------------------------------
                                            $26,095      $ 8,844      $34,939
================================================================================

     The following table sets forth the deposit accounts of the Bank in dollar amounts and weighted average interest rates at the dates indicated (dollars in thousands).

                                                    At December 31,
----------------------------------------------------------------------------------------------
                                   1993                   1994                     1995
----------------------------------------------------------------------------------------------
                                       Weighted             Weighted                  Weighted
                           Amount      Average   Amount     Average    Amount         Average
Passbook and club         $ 58,594      2.23%   $ 66,293     2.04%   $ 61,363          2.05%
NOW and Super NOW           20,627      2.19%     23,487     1.49%     25,884          1.22%
MMDA                        73,452      3.09%     80,007     2.94%     93,580          3.73%
Fixed-rate certificates    130,869      4.37%    159,572     4.83%    169,094          5.24%
Jumbo certificates          20,427      4.78%     27,421     5.33%     26,095          5.67%
IRA (1)                     39,455      5.72%     55,420     5.43%     56,157          5.87%
Commercial checking
  accounts (2)              25,376       --       35,451      --       44,366           --
----------------------------------------------------------------------------------------------
Total Deposits            $368,800              $447,651             $476,539
==============================================================================================

(1) Funds in IRA accounts are invested primarily in certificates of deposit.
(2) Non-interest bearing.

Borrowings

     The FHLB System functions as a reserve credit facility for thrift institutions and certain other home financing institutions. As a member of the FHLB System, the Bank is required to own capital stock in the FHLB of Pittsburgh and will be authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain creditworthiness standards have been met. Such advances may be made pursuant to several different credit programs, each with its own interest rate, maximum size of advance and range of maturities. Depending on the program, limitations on the amount of such borrowings are based either on a percentage of the Bank's capital or on the FHLB of Pittsburgh's assessment of the Bank's creditworthiness. See "Regulation of the Bank - Federal Home Loan Bank System". At December 31, 1995, the Bank had $34.0 million in borrowings from the FHLB of Pittsburgh.

     The Bank uses borrowings and reverse repurchase agreements when funds are not available from other sources at more attractive rates. In addition, the Bank has borrowed to match maturities of specific opportunities (particularly commercial real estate loans) or to fund excess loan demand.

     The following table sets forth the borrowings of the Company at the dates indicated (dollars in thousands).

                                                At December 31,
--------------------------------------------------------------------------------
                                        1993         1994         1995
--------------------------------------------------------------------------------
Advances from FHLB of Pittsburgh      $10,000      $ 6,000      $14,000
Repo plus agreements with the
  FHLB of Pittsburgh                     --           --         20,000
Reverse repurchase agreements          16,914       53,381       34,844
Other                                     350          329         --
--------------------------------------------------------------------------------
                                      $27,264      $59,710      $68,844
================================================================================

Employees

     At December 31, 1995, the Bank had 225 employees, including 181 full-time and 44 part-time employees. None of these employees are represented by a collective bargaining agreement. Employee benefits include a profit sharing plan and life, health and disability insurance. Management believes that relations with its employees are good.

Competition

     The Bank faces strong competition in the attraction of deposits. The Bank is currently among the medium-sized SAIF-insured institutions in its market area in terms of asset size. Its most direct competition for deposits is from the other thrifts and commercial banks located in its primary market area. In times of low interest rates the Bank faces additional competition for investor funds from mutual funds, the stock market and other corporate and governmental securities.

     The Bank competes for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, tax-deferred retirement programs and other related services and by the efficiency and quality of services provided to borrowers, real estate brokers and builders. The Bank's competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the markets and other factors that are not readily predictable. The Bank does not rely upon any individual, group or entity for a material portion of its deposits.

     As a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") , which was enacted on August 9, 1989 to restructure the regulation of the savings and loan industry, the deposits of the Bank are insured to the maximum amount permitted by law by the Savings Association Insurance Fund ("SAIF"), the successor to the Federal Savings and Loan Insurance Corporation ("FSLIC"). The Bank is subject to comprehensive regulation and examination by the Office of Thrift Supervision ("OTS"), as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the SAIF.

     The Bank is also a member of the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of 12 regional banks that comprise the FHLB System.

                   HOLDING COMPANY REGULATION AND SUPERVISION

General

     Prime Bancorp, Inc. is a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act of 1933, as amended ("HOLA"). As such, the Company is registered with and subject to OTS examination and supervision as well as certain reporting requirements. As a SAIF-insured subsidiary of a savings institution holding company, the Bank is subject to certain restrictions in dealing with the Company and with other persons from time to time affiliated with the Bank.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, from (1) acquiring control (as defined) of another insured institution (or holding company thereof) without prior OTS approval, (2) acquiring more than 5% of the voting shares of another insured institution (or holding company thereof) which is not a subsidiary without prior regulatory approval, (3) acquiring through merger, consolidation or purchase of assets, another savings institution (whether or not it is insured by SAIF) or holding company thereof without prior OTS approval, or (4) acquiring control of a savings institution not insured by the SAIF (except through a merger with and into the Bank approved by the OTS). A savings and loan holding company may not acquire as a separate subsidiary an insured institution which has principal offices outside of the state where the principal offices of its subsidiary is located, except (i) in the case of certain emergency acquisitions approved by the FDIC, (ii) if the holding company controlled (as defined) such insured institution as of March 5, 1987, or (iii) when the laws of the state where an insured institution which is to be acquired is located specifically authorize such an acquisition. The Bank has no plans to acquire an insured institution outside of Pennsylvania.

Activities Limitations

         Unless and until the Company acquires as a separate subsidiary another insured institution, the Company will be a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company, although historically the FSLIC did not permit a savings and loan holding company to acquire or be acquired by a company engaged in securities underwriting or market making. If the Company acquires as a separate subsidiary another insured institution, the Company would then be a multiple savings and loan holding company, subject to limitations on the types of business activities in which it may engage. The Company has no current plans to pursue any such acquisition.

     If an insured institution subsidiary of a unitary savings and loan holding company fails to meet the "qualified thrift lender " ("QTL") test specified in HOLA and regulations thereunder, then such unitary holding company also would become subject to severe restrictions regarding activities and other aspects of its operations. See Regulation of the Bank - QTL Test. At December 31, 1994, the Bank's asset composition was substantially in excess of that required to qualify the Bank as a QTL under the current QTL test.

     Under FIRREA, a savings and loan holding company may acquire up to 5% of the voting shares of any savings bank or savings and loan holding company not a subsidiary thereof without prior regulatory approval. Another provision of FIRREA permits a savings and loan holding company to acquire up to 15% of the voting shares of certain undercapitalized savings banks.

Change in Bank Control Act

     Under the Change in Bank Control Act of 1978 ("Change in Control Act"), no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire "control" of any federally insured depository institution unless the appropriate Federal banking agency has been given 60 days' prior written notice of the proposed acquisition and within that period has not issued a notice disapproving of the proposed acquisition or has issued written notice of its intent not to disapprove the action. For this purpose, "control" is generally defined as the power, directly, or indirectly, to direct the management or policies of an institution or to vote 25% or more of any class of its voting securities. The period for the agency's disapproval may be extended by the agency. Upon receiving such notice, the Federal agency is required to provide a copy to the appropriate state regulatory agency if the institution of which control is to be acquired is state chartered, and the Federal agency is obligated to give due consideration to the views and recommendations of the state agency. Upon receiving a notice, the Federal agency is also required to conduct an investigation of each person involved in the proposed acquisition. Notice of such proposal is to be published and public comment solicited thereon. A proposal may be disapproved by the Federal agency if the proposal would have anticompetitive effects, if the proposal would jeopardize the financial stability of the institution to be acquired or prejudice the interests of its depositors, if the competence, experience or integrity of any acquiring person or proposed management personnel indicates that it would not be in the interest of depositors or the public to permit such person to control the institution, if any acquiring person fails to furnish the Federal agency with all information required by the agency, or if the Federal agency determines that the proposed transaction would result in an adverse effect on a deposit insurance fund. In addition, the Change in Control Act requires that, whenever any Federally insured depository institution makes a loan or loans secured, or to be secured, by 25% or more of the outstanding voting stock of a Federally insured depository institution, the president or chief executive officer of the lending bank must promptly report such fact to the appropriate Federal banking agency regulating the institution whose stock secures the loan or loans.

1994 Interstate Banking Legislation.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), enacted on September 29, 1994, permits bank holding companies to acquire banks in any State beginning in 1995. Beginning in 1997, acquired banks in different states may be merged into a single bank, and thereafter merged banks may establish and acquire additional branches anywhere the acquiree could have branched. States may opt out until June 1, 1997, but if so, domestic institutions will also be prohibited from branching interstate. States may also enact laws permitting interstate merger transactions and interstate de novo branching before June 1, 1997. Limited branch purchases are still subject to state laws. On July 6, 1995, Pennsylvania adopted an interstate banking act (the "PA Interstate Banking Act") to harmonize Pennsylvania banking laws with the Federal Interstate Banking Act. The PA Interstate Banking Act "opts in" early under the Federal Interstate Banking Act to permit interstate mergers, non- Pennsylvania holding company acquisitions of Pennsylvania banks, branch acquisitions and de novo branching in any of the manners contemplated by the Federal Interstate Banking Act, subject to prior regulatory approvals or filings. In general, the PA Interstate Banking Act permits out-of-state banking institutions may establish branches in Pennsylvania with the approval of the Pennsylvania Banking Department, provided the law of the state where the banking institution is located would permit a Pennsylvania banking institution to establish and maintain a branch in that state on substantially similar terms and conditions. It also permits Pennsylvania banking institutions to maintain branches in other states. Bank management anticipates that the federal and Pennsylvania interstate banking legislation will increase competitive pressures in the Bank's market by permitting entry of additional competitors but management is of the opinion that they will not have a material impact upon the anticipated results of operations of the Bank.

Pennsylvania Banking Laws

     Under the Pennsylvania Banking Code of 1965, as amended ("PA Code"), the Company is permitted to control an unlimited number of banks, subject to prior approval of the OTS. The PA Code authorizes reciprocal interstate banking with out any geographic limitation. Reciprocity between states exist when a foreign state's law authorizes Pennsylvania bank holding companies to acquire banks or bank holding companies located in that state on terms and conditions substantially no more restrictive than those applicable to such an acquisition by a bank holding company located in that state. Interstate ownership of banks in Pennsylvania with banks in Delaware, Maryland, New Jersey, Ohio, New York and other states, is currently authorized. A number of additional states are considering legislation to authorize reciprocal interstate banking.

     The PA Code and the regulations established by the Banking Department set minimum capital requirements for Pennsylvania chartered institutions such as the Bank. Under the PA code, institutions such as the Bank may establish branches without geographic limitation throughout Pennsylvania. The establishment of new branches or other offices of a Pennsylvania chartered savings bank are subject to the approval of the Banking Department. A bank holding company may own banks located in Pennsylvania and other states.

     With certain exceptions, the PA Code prohibits any person from acquiring, directly or indirectly, more than 10% of any class of outstanding stock of a Pennsylvania commercial bank such as the Bank (5% in certain circumstances) without prior approval of the Banking Department.

                             REGULATION OF THE BANK

General

     The Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the FDIC under the SAIF. The Bank is subject to extensive regulation by the Pennsylvania Banking Department (the "Banking Department"), as its chartering agency, and the FDIC, as the deposit insurer. The Bank must file reports with the Banking Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. There are periodic examinations by the Banking Department and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation whether by the Banking Department, the FDIC or the Congress could have a material adverse impact on the Company, the Bank and their operations.

Insurance and Regulatory Structure

     Pursuant to the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a new insurance fund, administered by the FDIC and named SAIF, insures the deposits of savings associations formerly insured by the FSLIC. The FDIC fund existing prior to the enactment of FIRREA is now known as the Bank Insurance Fund ("BIF") and continues to insure the deposits of commercial banks and certain savings banks and to be administered by the FDIC. Although the FDIC administers both funds, the assets and liabilities are not commingled. In addition, FIRREA abolished the FHLBB and replaced it with OTS, which is a bureau of the Department of Treasury. The OTS is headed by a single Director who is appointed by the President.

     Under the Federal Deposit Insurance Act ("FDI Act"), the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "bank-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Civil penalties cover a wide range of violations and actions and range up to $25,000 per day and, under certain circumstances, including knowing or reckless conduct, as high as $1 million per day. Criminal penalties for most financial institution crimes are 15 years in prison. In addition, regulators are provided with far greater flexibility to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement action ranges from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

Safety and Soundness

     Under the Federal Deposit Insurance Act, federal regulators possess the power to prohibit regulated institutions such as the Bank from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law. Moreover, recent Federal laws have expanded the circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency, restrict and regulate lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and restrict management personnel of a bank from serving as directors or in other management positions with securities firms and with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area, and restrict management personnel from borrowing from another institution that has a correspondent relationship with their bank.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires financial institutions to take certain actions relating to their internal operations including: providing annual reports on financial condition to the appropriate federal banking regulators, having an annual independent audit of financial statements performed by an independent public accountant and establishing an independent audit committee comprised solely of outside directors. The FDICIA also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits. A later amendment deals with compensation standards. The FDICIA also requires the FDIC to assess deposit insurance premiums based on risk. As noted below, the federal banking agencies, including the OTS and the FDIC, have adopted certain rules implementing these standards.

Prompt Corrective Regulatory Action

     The FDICIA also requires establishment of a system of prompt corrective action to resolve the problems of undercapitalized institutions. The federal banking regulators have adopted final rules, which require such regulators to take certain supervisory actions against undercapitalized institutions. The adopted rules create five categories consisting of "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized". Regulatory action taken will depend on the level of capitalization of the institution and may range from restrictions on distributions of dividends to seizure of the institution. Generally, subject to a narrow exception, the FDICIA requires the institution's regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The FDICIA authorizes the institution's regulators to specify the ratio of tangible capital to assets at which an institution becomes critically undercapitalized and requires that the ratio be no less than 2% of assets. The final rules also allow the regulators to downgrade an institution that meets certain minimum capital requirements but is otherwise in a "less than satisfactory" condition, which may result in an otherwise "adequately capitalized" institution with other problems being classified as "undercapitalized".

     Under the OTS final rule implementing the prompt corrective action provisions, generally a savings association that has a total risk-based capital of less than 8.0% or a leverage ratio that is less than 4.0% would be considered to be undercapitalized. A savings association that has total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3.0% would be considered to be "significantly undercapitalized" and a savings association that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized." Generally, the rule requires an association to file a capital restoration plan with the OTS within 45 days of the date it is deemed to be "undercapitalized", "significantly undercapitalized" or "critically undercapitalized". In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also issue a capital directive to the association which includes additional discretionary restrictions on the association.

     Other provisions of the FDICIA require supplemental disclosure in financial statements filed with the regulators of the estimated fair market value of assets and liabilities; permits thrift institutions to acquire commercial banks and commercial banks to acquire thrift institutions with appropriate regulatory approval; adjust the capital standards to account for interest rate risk; and increase the amount of consumer loans that a savings association may invest in from 30% to 35% of total assets.

Business Activities

     The activities of savings institutions are governed by the Home Owner's Loan Act, as amended by FIRREA and FDICIA (the "HOLA") and, in certain respects, the FDI Act. These statutes (1) restrict the use of brokered deposits by troubled savings institutions that are not well-capitalized, (2) prohibit the acquisition of any corporate debt security that is not rated in certain categories, (3) restrict the aggregate amount of loans secured by non-residential real estate property, (4) permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings institutions or savings and loan holding companies without prior approval, (5) permit bank holding companies to acquire healthy savings institutions, and (6) require the federal banking agencies to establish by regulation loan-to-value limitations on real estate lending. However, the Bank does have the authority under the HOLA to make certain loans or investments, not exceeding, in the aggregate, the greater of the Bank's capital or 5.0% of its total assets, on each of (i) non-conforming loans (loans upon the security of or respecting real property or interests therein used for primarily residential or farm purposes that do not comply with specific limitations of the HOLA), and (ii) construction loans without security for the purpose of financing what is or is expected to be residential property. To assure repayment of such loans, the Bank relies substantially on the borrower's general credit standing, personal guarantees and projected future income on the properties.

Lending Standards

     Under FDICIA and regulations adopted thereunder, savings associations must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require depository institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans, the supervisory limit is 75%;
(iii) for loans for the construction of commercial, multi-family or other nonresidential property, the supervisory limit is 80%; (iv) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner-occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value ratio that equals or exceeds 90% at origination is prohibited, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits, based on the support provided by other credit factors. The aggregate amount of loans in excess of the supervisory loan-to-value limits, however, should not exceed 100% of total capital and the total of such loans secured by commercial, agricultural, multi-family and other non-one- to four-family residential properties should not exceed 30% of total capital. The supervisory loan-to-value limits do not apply to certain categories of loans including loans insured or guaranteed by the U.S. government and its agencies or by financially capable state, local or municipal governments or agencies, loans backed by the full faith and credit of a state government, loans that are to be sold promptly after origination without recourse to a financially responsible party, loans that are renewed, refinanced or restructured without the advancement of new funds, loans that are renewed, refinanced or restructured in connection with a workout, loans to facilitate sales of real estate acquired by the institution in the ordinary course of collecting a debt previously contracted and loans where the real estate is not the primary collateral.

Classification of Assets

     Under current federal regulations, an institution's problem assets are subject to classification according to one of three categories: "substandard", "doubtful" and "loss". For assets classified "substandard", and "doubtful", the institution is required to establish prudent general loan loss reserves in accordance with generally accepted accounting principles. Assets classified "loss" must be either completely written off or supported by a 100% specific reserve. A classification category designated "special mention" also must be established and maintained for assets not currently requiring classification but having potential weaknesses or risk characteristics that could result in future problems. An institution is required to develop an in-house program to classify its assets, including investment in subsidiaries, on a regular basis and set aside appropriate loss reserves on the basis of such classification. The Bank believes that it is in compliance with the foregoing requirements.

Loans to One Borrower

     Under the HOLA, as amended, savings institutions are subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the Bank's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Alternatively the HOLA authorizes savings associations to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings association is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; and (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. The HOLA also authorized a savings association to make loans to one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of unimpaired capital and surplus. Management believes that the Bank is in compliance with the loans to one borrower regulation.

Capital Requirements

     The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard; a leverage (core capital) ratio of 3% or more (as discussed below); and an 8.0% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangible assets (as defined by regulation) other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS regulations also require that in meeting the leverage ratio, tangible and risk-based capital standard institutions must deduct investments in loans and extensions of credit to subsidiaries engaged in activities not permissible for a national bank. The Bank currently has no subsidiaries engaged in such activities.

     The OTS has established a 3.0% leverage ratio (defined as the ratio of core capital to adjusted total assets) for institutions in the strongest financial and managerial condition, with a 1 MACRO Rating (the highest rating of the OTS for savings institutions). For all other institutions, the minimum core capital leverage ratio would be 3% plus at least an additional 100 to 200 basis points. In determining the amount of additional capital under the proposal, the OTS assesses both the quality of risk management systems and the level of overall risk in each individual institution through the supervisory process on a case-by-case basis.

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk weighted assets of 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, issued in accordance with OTS regulations and memoranda, and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-adjusted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

     In 1992, the Federal banking agencies proposed to revise the risk-based capital rules to account for interest rate risk. Under the proposed rules, institutions with interest rate risk exposure above a normal level would be required to hold extra capital in proportion to that risk. Under the proposals, the threshold for normal risk was defined as a 1% or less decline in the net economic value of an institution based on a 100 basis point upward or downward shift in interest rates. Effective September 1, 1995, the federal banking agencies adopted a final rule to implement minimum capital standards for interest rate risk exposures in a two-step process. The 1995 rule implements the first step of that process by revising the capital standards of the banking agencies to explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating a bank's capital adequacy. The rule uses information and exposure estimates collected through a new proposed supervisory measurement process as one quantitative factor used by examiners to determine the adequacy of an individual bank's capital for interest rate risk. Under the rule, examiners also will consider qualitative factors, including the adequacy of the bank's internal interest rate risk management. The 1995 rule does not codify an explicit minimum capital charge for interest rate risk, based on the level of bank's measured interest rate risk exposure, but the banking agencies announced that they will implement this second step at some future date, through a subsequent and separate proposed rule after the banking agencies and the banking industry have gained more experience with the proposed supervisory measurement and assessment process. Federal law requires the banking agencies to coordinate the development of interest rate risk capital standards with the Bank for International Settlements and members of the Basle Committee on Banking Supervision. However, the timing and nature of any international standard for monitoring and assessing capital for interest rate risk is uncertain. The Bank currently monitors and manages its assets and liabilities for interest rate risk, and management believes that the interest rate risk rules which have been implemented and proposed will not materially adversely affect the Bank's operations.

     At December 31, 1995, the Bank met each of its capital requirements. See Capital Adequacy in Management's Discussion and Analysis for a table which sets forth in terms of dollars and percentages the OTS' tangible, core and risk-based capital requirements and the Bank's historical amounts and percentages at December 31, 1995.

     Similar requirements will apply to the Bank under FDIC regulations after its conversion to a Pennsylvania chartered savings bank.

Pennsylvania Minimum Capital Requirements

     Effective February 4, 1995, the Banking Department adopted final regulations establishing minimum capital requirements for Pennsylvania chartered financial institutions such as the Bank (the "PA Capital Rules"). The PA Capital Rules include a minimum requirement for leverage capital -- the ratio of "Tier 1" capital (as defined for federal bank regulatory purposes) to total assets -- of 4.00%, and a minimum requirement for "risked-based capital" as that which is required by federal banking laws. The Banking Department may set a higher minimum leverage ratio requirement for individual institutions. An institution that falls below these minimums, except in specified circumstances, will be deemed by the Banking Department to be in unsafe and unsound condition and conducting business in an unsafe manner. However, an institution which is in compliance with a written agreement or order, the purpose of which is to increase its capital ratios, will not be deemed unsafe and unsound condition or conducting business in an unsafe manner based on its capital ratios. Even if an institution meets its minimum capital ratio requirements, the Banking Department has authority to take enforcement action which is otherwise authorized against an institution which is in an unsafe or unsound condition, is conducting its business in an unsafe or unsound manner, is in violation of any agreement or order of the Banking Department, another banking agency, any court, the institution's charter, or other applicable laws, or as to which any other banking statute or regulation authorizes such enforcement action.

Liquidity

     The Bank is required to maintain an average daily balance of liquid assets (e.g., cash, certain time deposits, bankers' acceptances, specified United States Government securities, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 5%. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The monthly average liquidity of the Bank for December 31, 1995 was 7.17%. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Insurance of Deposit Accounts

     The FDIC sets deposit insurance assessment rates on a semiannual basis separately for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). The FDIC has authority to reduce the assessment rates for either fund whenever the ratio of its reserves to insured deposits is equal to or greater than 1.25%, and to increase deposit insurance assessments whenever that ratio is less than 1.25%. Both funds' reserve levels have been less than 1.25% since the separate funds were established under FIRREA. The insurance assessments paid by an institution are to be based on the probability that its fund (BIF or SAIF) will incur a loss with respect to the institution.

     An institution's semiannual deposit insurance assessment is computed primarily by multiplying its "average assessment base" (generally, total insurable domestic deposits) for the prior semiannual period by one-half the annual assessment rate applicable to that institution depending upon its risk category, which is based principally on two measures of risk. These measures involve capital and supervisory factors.

     For the capital measure, institutions are assigned semiannually to one of three capital groups according to their levels of supervisory capital as reported on their call reports: "well capitalized" (group 1), "adequately capitalized" (group 2) and "undercapitalized" (group 3). The capital ratio standards for classifying an institution in one of these three groups are total risk-based capital ratio (10 percent or greater for group 1, and between 8 and 10 percent for group 2), the Tier 1 risk-based capital ratio (6 percent or greater for group 1, and between 4 and 6 percent for group 2), and the leverage capital ratio (5 percent or greater for group 1, between 4 and 5 percent for group 2).

     Within each capital group, institutions are assigned to one of three supervisory risk subgroups -- subgroup A, B, or C, depending upon an assessment of the institution's perceived risk based upon the results of its most recent examination and other information available to regulators. Subgroup A will consist of financially sound institutions with only a few minor weaknesses. Subgroup B will consist of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the BIF. Subgroup C will consist of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. Thus, there are nine possible classifications to which varying assessment rates are applicable. The regulation generally prohibits institutions from disclosing their subgroup assignments or assessment risk classifications without FDIC authorization.

     The following table sets forth the FDIC's current schedule of assessment rates by capital group and supervisory risk subgroup:

================================================================================
                                                  Supervisory risk subgroup
                  Capital Group
                                                  ------------------------------
                                                    A           B           C
--------------------------------------------------------------------------------
"Well capitalized"                                 23 bp       26 bp       29 bp
--------------------------------------------------------------------------------
"Adequately capitalized"                           26 bp       29 bp       30 bp
--------------------------------------------------------------------------------
Less than adequately capitalized                   29 bp       30 bp       31 bp
================================================================================

     The Bank's deposits are insured by SAIF, and the Bank's insurance premium assessment is currently 23 basis points. There is no assurance whether this assessment rate will change, either due to changes in the capital group or supervisory risk subgroup assigned the Bank by banking regulators or other action by regulators, or due to Congressional or regulatory changes to the assessment schedule.

     On November 14, 1995, the FDIC Board adopted a resolution to reduce to a range of 0 to 27 basis points the assessment rate applicable to deposits assessable by the BIF for the semiannual assessment period beginning January 1, 1996. The reduction represents a downward adjustment of 4 basis points from the revised BIF assessment rate schedule which was in effect for the second semiannual assessment period of 1995.

     While reducing the BIF assessment rate, the FDIC maintained the SAIF assessment rates at current levels because the FDIC does not project the SAIF fund to reach the required reserve level of 1.25% of SAIF-insured deposits. Legislation has been introduced in Congress which may cause the merger of the BIF and SAIF funds. It is not possible to predict with any assurance if, or when, legislation might be enacted to merge the two insurance funds or, if such legislation is adopted, what impact the merger of the funds and the legislation would have upon future FDIC deposit insurance assessments on the Bank.

Investment in Subsidiaries

     Under FIRREA, investments in and extensions of credit to subsidiaries not engaged in activities permissible for national banks must generally be deducted from capital. However, certain exemptions generally apply where: (i) a subsidiary is engaged in activities impermissible for national banks solely as an agent for its customers; (ii) the subsidiary is engaged solely in mortgage-banking activities; (iii) the subsidiary is itself an insured depository institution or a company the sole investment of which is an insured depository institution acquired by the parent insured depository institution prior to May 1989; and (iv) the institution is a federal savings bank, which was chartered prior to October 1982 as a federal savings bank, or acquired its principal assets from a federal savings bank chartered prior to October 1982.

QTL Test

     A new QTL test became effective as of January 1, 1992 and requires 65% of an institution's assets to consist of certain housing and consumer-related assets. Assets that qualify without limit for inclusion as part of the 65% requirement are loans related to domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are related to residential housing or manufactured housing); and direct or indirect obligations of the FSLIC or FDIC; and shares of stock issued by any Federal Home Loan Bank. In addition, the following assets may he included in meeting the test subject to an overall limit of 20% of the savings bank's portfolio: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of investments in service corporations that meet certain housing-related standards; 200% of loans related to the acquisition, development and construction of one-to-four family housing meeting certain low-income standards; 200% of certain loans in areas where credit needs of low and moderate income residents are not being adequately met; 100% of certain loans to churches, schools, nursing homes and hospitals; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and shares of stock issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The Bank is in compliance with the current QTL test.

     Savings banks and subsidiaries may not acquire or retain investments in corporate debt securities that at the time of acquisition were not rated in certain rating categories by at least one nationally recognized rating organization. Prime Bank does not hold any securities which are subject to the foregoing requirements.

Enforcement

     Under the FDI Act the OTS, as the primary regulator of savings associations, is primarily responsible for enforcement action, but the FDIC also has authority to impose enforcement action independently after following certain procedures. FIRREA expanded the jurisdiction of the FDIC's enforcement powers to all "institution- affiliated" parties, including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action having or likely to have an adverse effect on an insured institution. Under FIRREA, civil penalties are classified into three levels, with amounts increasing with the severity of the violation. The first tier provides for civil penalties up to $5,000 per day for violation of law or regulation. A civil penalty of up to $25,000 per day may be assessed if more than a minimal loss or a pattern of misconduct is involved. Finally, a civil penalty of up to $1 million per day may be assessed for knowingly or recklessly causing a substantial loss to an insured institution or taking action that results in a substantial pecuniary gain or other benefit. Criminal penalties are increased to $1 million per violation, up to $5 million for continuing violations or for the actual amount of gain or loss. These monetary penalties may be combined with prison sentences of up to five years.

     FIRREA also provides regulators with far greater flexibility to impose enforcement action on an insured institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement actions include the imposition of a capital plan and termination of deposit insurance. The FDIC also may recommend that the chairman of OTS take enforcement action. If action is not taken by the chairman, the FDIC would have authority to compel such action under certain circumstances.

Community Reinvestment

     Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution's CRA rating and requires the OTS to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the existing five-tiered numerical rating system.

Transactions with Affiliates and Other Related Parties

     The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Section 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standard, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transaction, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act ("BHC Act"). Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

     The Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, Regulation 0 thereunder,
Section 22(g) of the FRA and the OTS's Conflicts Rule at 12 CFR 563.43. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and require certain approval procedures to be followed. OTS regulations, with certain minor variances, apply Regulation O to savings institutions. At December 31, 1995, the Bank had 17 loans with an aggregate balance of $1.7 million outstanding to its executive officers and directors.

Brokered Deposits

     FDICIA imposes new restrictions on the acceptance of brokered deposits. Absent a waiver from the FDIC, an insured depository institution will not be permitted to accept brokered deposits unless the institution is "well capitalized." The FDIC can only grant waivers to institutions that are "adequately capitalized" or that are in conservatorship. Further, effective 90 days after an institution is placed in conservatorship, it may not accept any brokered deposits. Adequately capitalized and conservatorship institutions that accept brokered deposits pursuant to an FDIC waiver may not pay an above-market rate of interest on those deposits. At December 31, 1995 the Bank had no brokered deposits.

                          FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System. The FHLB System consists of 12 regional Federal Home Loan Banks, subject to supervision and regulation by a newly created Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility primarily for member savings institutions. Prime Bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in the FHLB of Pittsburgh in an amount at least equal to the greater of 1% of the Bank's aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB of Pittsburgh. At December 31, 1995, the Bank had a $1.8 million investment in the stock of the FHLB of Pittsburgh and was in compliance with this requirement.

     Advances from the FHLB are secured by a member's shares of stock in the FHLB, certain types of mortgages and other assets. Interest rates charged on advances vary with the maturity and the cost of funds to the FHLB. At December 31, 1995 the Bank had $14.0 million of advances from the FHLB of Pittsburgh.

     The Bank is required to maintain a daily average balance of liquid assets (cash, certain time deposits, bankers' acceptances, investment grade corporate debt obligations and commercial paper, and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of its net withdrawable savings deposits plus short-term borrowings ("liquidity base"). This liquidity requirement may be changed from time to time by OTS to any amount within the range of 4% to 10% and is currently 5%. Short-term liquid assets currently must constitute 1% of the liquidity base. Monetary penalties may be imposed for failure to meet monthly liquidity requirements.

                             FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $51.9 million or less (subject to adjustment by the Federal Reserve Board) and an initial reserve of $1.557 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $51.9 million. The first $4.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Federal Reserve Board may adjust reserve requirements or impose supplemental reserve requirements under some circumstances. The Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

                                    TAXATION

Federal Taxation

     The Bank operates on a calendar year and files calendar year federal income tax returns and reports its income and expenses using the accrual method of accounting.

     Thrift institutions are generally taxed in the same manner as other corporations. Unlike other corporations, however, qualifying thrift institutions such as the Bank that meet certain definitional tests relating to the nature of their income, assets and business operations are allowed to establish a reserve for bad debts and are permitted to deduct additions to that reserve on "qualifying real property loans" using one of two alternative methods and on "nonqualifying loans" using a 6 year moving average experience method.

     "Qualifying real property loans" are, in general, loans secured by interests in improved real property. "Nonqualifying loans" are all loans other than qualifying real property loans. For each tax year,a qualifying institution may compute the addition to its bad debt reserve for qualifying real property loans using the most favorable of the following methods: (i) a method based on the institution's actual loss experience (the "experience method") or (ii) a method based on a specified percentage of an institution's taxable income (the "percentage of taxable income method"). The addition to the reserve for nonqualifying loans must be computed under the experience method and this amount would serve to reduce the amount calculated under the percentage of taxable income method for qualifying real property loans.

     The Bank generally computes its addition to its allowance for loan losses on qualifying real property loans using the percentage of taxable income method. Under this method, a qualifying institution can deduct, as an addition to their allowance for loan losses on qualifying real property loans, up to 8% of the qualifying institution's taxable income (with certain adjustments). The deduction may exceed the deduction computed under the experience method.

     However, the deduction under the percentage of taxable income method is reduced (but not below zero) by the amount determined to be a reasonable addition to the reserve for losses on nonqualifying loans. In addition, the deduction under this method may not exceed the amount necessary to increase the balance at the close of the taxable year of the reserve for losses on qualifying real property loans to 6% of such loans outstanding at such time.

     A thrift institution that computes its bad debt deduction on the percentage of taxable income method and files its federal income tax return as part of a consolidated group is required to reduce proportionately its bad debt deduction for losses attributable to the activities of other thrift institution members and activities of nonthrift institution members of the consolidated group that are "functionally related" to the activities of the thrift institution member. In addition, the bad debt deduction otherwise allowable under the percentage of taxable income method is eliminated entirely unless at least 60% of a thrift institution's assets fall into certain designated categories. Also, the bad debt deduction attributable to "qualifying real property loans" determined under the percentage of taxable income method (after application of the limitation discussed above), cannot exceed the greater of (i) the amount deductible under the experience method or
(ii) the amount which, when added to the bad debt deduction for nonqualifying loans, equals the amount by which 12% of the sum of the total deposits or withdrawable accounts of depositors at the end of the taxable year exceeds the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. To date, these limitations have not restricted the amount of the Bank, otherwise allowable deductions for additions to its bad debt reserve.

     To the extent that (i) the Bank's reserve for losses on qualifying real property loans exceeds the amount that would have been allowed under the experience method (the "excess") and (ii) the Bank makes distributions to Prime Bancorp that are considered to result in withdrawals from that excess bad debt reserve, then the amounts deemed withdrawn will be included in the Bank's taxable income. The amount considered to be withdrawn by a distribution will be the amount of the distribution plus the amount necessary to pay the tax with respect to the withdrawal. Dividends paid out of the Bank's current or accumulated earnings and profits as calculated for federal income tax purposes, however, will not be considered to result in withdrawals from the Bank's, bad debt reserves for qualifying real property loans. Non-liquidating distributions in excess of the Bank's, current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation of the Bank will be considered to result in withdrawals first from the Banks, bad debt reserves on qualifying real property loans to the extent thereof, and finally out of such other accounts as may be proper. At December 31, 1995, the Bank had approximately $21.0 million in retained earnings (apart from amounts allocated to its bad debt reserve) that would be available for distribution to its stockholders, subject to various restrictions imposed by OTS, without the imposition of this additional tax on the Bank.

     Thrift institutions are subject to special tax treatment with respect to the deductibility of interest expense relating to certain tax-exempt obligations. Thrift institutions are entitled to deduct 100% of their interest expense allocable to the purchase or carrying of tax-exempt obligations acquired before 1983. The deduction is reduced to 80% for obligations acquired after 1982 and eliminated entirely for obligations acquired after August 7, 1986 (except for certain issues by small municipal issuers and certain charitable organizations).

     Depending on the composition of its items of income and expense a thrift institution may be subject to the alternative minimum tax. A thrift institution must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased by certain tax preferences and adjustments, including depreciation deductions in excess of those allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of bad debt reserve deduction claimed in excess of the deduction based on the experience method and by 75% of the excess of adjusted current earnings over AMTI. The AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid attributable to most preferences and adjustments (although not to post August 7, 1986 tax-exempt interest) can be credited against regular tax due in later years.

                                 TAX LITIGATION

     The Bank was engaged in litigation in the United States Tax Court in connection with a Statutory Notice of Deficiency issued by the Internal Revenue Service for the tax years (December 31) 1969, 1970, 1971, 1972, 1973, 1974,
1975, 1976, 1977, 1978, 1980, and 1981. The Statutory Notice of Deficiency was directed to Cheltenham Federal Savings and Loan Association ("Cheltenham") , a predecessor to the Bank. The litigation involved two separate legal issues. The controversy concerning these issues was resolved by the parties pursuant to a Stipulation of Settled Issues which was entered into on or about November 20, 1991 (the "Stipulation"). The terms of the Stipulation reflected the results of 1991 U.S. Supreme Court decisions in Cottage Savings Association v. Commissioner and United States of America v. Centennial Savings Bank. In January 1996, the Bank settled its outstanding case with the IRS in connection with the examination of the noted tax year returns. The United States Tax Court ruled that Cheltenham properly recognized losses relating to the reciprocal purchase and sale of mortgage loans in 1980. The U.S. Tax Court also ruled in favor of the IRS on the issue of the permissibility of reducing the basis of assets by the early withdrawal penalty on savings certificates. The Bank had previously accrued the estimated liability for the amount of interest due relating to this issue, and the actual amount payable is not expected to be materially different.

                          REVISED ACCOUNTING STANDARDS

     On December 31, 1993, the Company adopted the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. See Investments, Mortgage-backed Securities and Other on page 36 of the 1995 Annual Report to Stockholders.

     Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and has reported the cumulative effect of that change in the method of accounting for income taxes in the Consolidated Statement of Operations. See Income Taxes on page 35 of the 1995 Annual Report to Stockholders.

     The Company adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors of Impairment of a Loan - Income Recognition and Disclosures in 1995. See Loan Impairment on page 35 of the 1995 Annual Report to Stockholders.

     The Company adopted SFAS No. 122 Accounting for Mortgage Servicing Rights. See Mortgage Servicing Rights on page 35 of the 1995 Annual Report to Stockholders.

     In 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock Based Compensation. This statement encourages the adoption of fair value accounting for stock options issued to employees. Further, in the event that fair value accounting is not adopted, the statement requires pro forma disclosures of net income and earnings per share as if fair value accounting had been adopted. SFAS No. 123 is required to be adopted in 1996. Management currently expects that it will not adopt fair value accounting for stock options issued to employees, and therefore does not expect the adoption of this statement to materially affect the company's results of operations or financial condition.

                                 STATE TAXATION

     The Bank is subject to the Pennsylvania Mutual Thrift Institution Tax Act, which imposes a tax measured by the Savings Bank's net income. Under the current law, the MTIT rate is 11.5%.

     As a Delaware business corporation, the Company will be required to file annual returns with and pay annual fees to the Secretary of State of Delaware. The Company is currently subject to an annual franchise tax based on its net worth and imposed by the State of Delaware.

Item 2. Properties.

     The Company neither owns nor leases any real property. At present, it uses the premises, equipment and furniture of the Bank without direct payment of any rental fees. In the future it may consider acquiring office facilities.

     The Bank has eight offices in Philadelphia County, five in Bucks County, and five in Montgomery County, Pennsylvania. Of the eighteen offices, eight are owned, and ten offices are subject to leases. At its home office, the Bank offers a full range of customer services. Except for safe deposit boxes, these same services are available at each of the Bank's other offices. The Bank participates in the MAC Money Access Service shared Automated Teller Machine ("ATM") network and the PLUS SYSTEM network which is the leading international system of shared automated teller machines (ATMs) which enables customers to obtain cash almost anytime and almost anywhere they travel in the United States. Eight offices are equipped with ATMs owned by the Bank.

     The following table sets forth certain information concerning the business offices of the Bank at December 31, 1995 (dollars in thousands).

                                                                           Net Book
                                                                           Value of
                                                                         Property and
                                             Owned                        Leasehold
                                              or           Lease         Improvements      Deposits at
                                             Leased      Expiration      At December 31,   December 31,
                                              (2)           Date             1995            1995
-------------------------------------------------------------------------------------------------------
Philadelphia, 6425 Rising Sun Avenue         Owned           --           $  1,280         $120,288
Philadelphia, 18th & JFK Blvd                Leased        3/31/2000          --             13,037
Philadelphia, 1841 E. Allegheny Avenue       Owned           --                101           39,356
Philadelphia, 14425 Bustleton Avenue         Owned           --                150           19,575
Philadelphia, 1000 Cottman Avenue            Owned           --                470           27,219
Philadelphia, 8500 Germantown Avenue         Leased        7/31/2000          --             24,151
Philadelphia, 1695 Grant Avenue              Leased        7/31/2000            45           22,817
Philadelphia, 423 E. Girard Avenue           Owned           --                 45           19,653
Oxford Valley, Bucks County
  195 Bristol Oxford Valley Road             Leased        6/30/2000           133           17,359
Fairless Hills, Bucks County
  503 South Oxford Valley Road               Owned           --                324           23,961
Richboro, Bucks County
  984 Second Street Pike                     Owned           --                232           33,293
Southampton, Bucks County
  723 Street Road                            Owned           --                612           53,075
Yardley, Bucks County
  10 South Main Street                       Leased       10/31/2000            14            2,220
Horsham, Montgomery County
  301 Horsham Road                           Leased          9/30/99            65           16,052
Huntingdon Valley, Montgomery County
  Bethayres Shopping Center/618 Welsh Road   Leased       11/30/2000            26            8,924
Jenkintown, Montgomery County
  The Pavilion/261 Old York Road             Leased          6/01/98           194           14,915
Montgomeryville/North Wales
  Montgomery County...521 Stump Road         Leased          1/21/99          --             15,615
Willow Grove, Montgomery County
  Old York & Moreland Roads                  Leased        9/23/2004          --              5,029
-------------------------------------------------------------------------------------------------------
                                                                          $  3,691         $476,539
=======================================================================================================

Item 3. Legal Proceedings.

Except for litigation with the IRS concerning the deductibility of losses on the reciprocal sale of mortgages (see TAX LITIGATION on pages 21 and 22), for which the Bank has fully reserved against any potential liabilities and routine foreclosures, there are no material legal proceedings to which the Company, the Bank or its subsidiary service corporations are a party or to which any of their properties are subject.

Item 4. Submission of Matters to a Vote of Security Holders.
                                                        Not applicable.

                                     Part II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

     The information contained under the captions "Market Information" (page 28) and Notes 1 and 3 of "Notes to Consolidated Financial Statements" (pages 34 and
37) in the Company's 1995 Annual Report to Stockholders is incorporated herein by reference thereto.

Market Information

     The Company's common stock is traded on the over-the-counter market and reported on the NASDAQ National Market System under the symbol "PSAB." On February 1, 1996, there were 3,905,161 shares of common stock issued and 3,721,098 shares of common stock outstanding, which were held by approximately 760 stockholders. The following table sets forth the high and low closing sale prices for the common stock, as quoted on the NASDAQ National Market System, and the dividends declared per share, for the periods indicated.

                                                 Dividends
                                                 Declared
For The Quarter Ended   High         Low        (Per Share)
-----------------------------------------------------------
December 31, 1988      $ 5.39       $ 4.27         N/A
March 31, 1989         $ 5.76       $ 5.16        $.03
June 30, 1989            6.05         5.68         .03
September 30, 1989       6.87         5.76         .04
December 31, 1989        6.69         5.68         .04
-----------------------------------------------------------
March 31, 1990         $ 5.95       $ 4.84        $.05
June 30, 1990            5.12         4.27         .05
September 30, 1990       4.46         4.00         .05
December 31, 1990        3.53         3.15         .05
-----------------------------------------------------------
March 31, 1991         $ 5.58       $ 3.25        $.05
June 30, 1991            6.05         5.12         .05
September 30, 1991       8.36         5.31         .05
December 31, 1991        8.36         6.69         .07
-----------------------------------------------------------
March 31, 1992         $ 9.11       $ 8.36        $.08
June 30, 1992            9.48         8.74         .09
September 30, 1992       8.93         8.28         .10
December 31, 1992       10.78         9.40         .10
-----------------------------------------------------------
March 31, 1993         $13.39       $10.23        $.10
June 30, 1993           15.08        12.19         .18
September 30, 1993      15.08        13.23         .11
December 31, 1993       17.35        14.67         .11
-----------------------------------------------------------
March 31, 1994         $17.56       $15.91        $.13
June 30, 1994           17.97        16.95         .13
September 30, 1994      15.91        14.87         .13
December 31, 1994       15.23        14.32         .15
-----------------------------------------------------------
March 31, 1995         $17.27       $16.14        $.15
June 30, 1995           16.36        15.68         .15
September 30, 1995      19.09        18.18         .15
December 31, 1995       20.88        18.00         .17
-----------------------------------------------------------

     The Board of Directors of the Company, on December 20, 1995, declared a special 10% stock dividend to shareholders in the form of a dividend and was paid on February 1, 1996 to shareholders of record on January 2, 1996. The trading information set forth above has been adjusted to reflect the stock split and the 10% stock dividends through and including December 31, 1995 for the purpose of comparability.

     It is the Company's current policy to pay quarterly cash dividends. Future cash dividends will be subject to determination and declaration by the Board of Directors, which will take into account the Company's financial condition, results of operations, industry standards, economic conditions and regulatory and tax considerations. Funds for the payment of the dividends by the Company are obtained from the

Bank. The amount of dividends that may be declared or paid by the Bank are subject to certain restrictions. See Note 3 to the consolidated financial statements.

     The listed market makers for the stock are: Robert W. Baird & Co., Inc.; Wheat First Securities Inc.; Herzog, Heine, Geduld, Inc.; Sandler O'Neill & Partners; Janney Montgomery Scott, Inc.; F.J. Morrissey & Co., Inc.; and Ryan Beck & Co., Inc.

1. Summary of Significant Accounting Policies

     The following is a description of the significant accounting policies of Prime Bancorp, Inc. and subsidiaries (the "Company"). The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"), which have been applied on a consistent basis.

Business

     The Company's principal subsidiary is Prime Bank (the "Bank") whose principal business consists of attracting deposits and obtaining borrowings, then converting those deposits and borrowings into various types of loans, mortgage-backed securities, and other investments. These operations are conducted through a branch network in Southeastern Pennsylvania. The Bank is subject to competition from other financial institutions and it is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior years have been reclassified for comparative purposes.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the estimated fair value of real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

     For purposes of the Consolidated Statements of Cash Flows, the Company considers cash and cash equivalents to include cash, due from banks and interest-bearing deposits with maturities of 3 months or less.

Investments, Mortgage-backed Securities and Other

     Securities classified as held-to-maturity are those securities in which the Company has the ability and intent to hold the security until maturity and are recorded at amortized cost, adjusted for the amortization of premiums and discounts. All other securities not included in held-to-maturity are classified as available-for-sale and are recorded at fair value.

     Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     With the issuance of "A Guide to Implementation of Statement 115 Accounting for Debt and Equity Securities," the Financial Accounting Standards Board has allowed institutions to reassess the appropriateness of the classifications of all securities and account for any resulting reclassifications at fair value. The reclassifications should occur no later than December 31, 1995 and will not call into question the intent of an institution to hold other debt securities to maturity in the future.

     A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     The Company has one interest rate swap which is used to hedge the interest rate risk of 7 year fixed certificated of deposits. The Company does not use derivatives for trading purposes.

Real Estate Owned

     Real estate acquired in partial or full satisfaction of loans are classified as Real Estate Owned ("REO"). Prior to transferring a real estate loan to REO it is written down to the lower of cost or fair value. This write-down is charged to the allowance for loan losses. Subsequently, REO is carried at the lower of fair value less estimated costs to sell or carrying value.

Land Acquired for Development and Resale

     Land acquired for development and resale represents land and construction in progress and is carried at the lower of cost or net realizable value.

Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based upon the lesser of the lease term (where applicable) or the estimated useful lives of the related property, which range from 5 to 40 years. Maintenance and repairs are expensed as incurred.

Loans Receivable

     Interest income is recognized on the accrual basis. Generally, loans are placed on non-accrual status when the loan becomes past due by 90 days or more as to principal or interest. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current interest income. A loan is returned to accrual status only when the borrower has brought principal and interest current and full collectability is reasonably assured.

     Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred. If the Bank sells loans and continues to service such loans for the investor, the computation of the gain or loss is adjusted to allow for a normal servicing fee over the estimated remaining maturities of the loans sold. Normal servicing fees are based on the minimum servicing rates of the relevant federally-sponsored market makers or comparable rates for transactions with other investors. The resulting deferral is amortized as an adjustment of servicing fee income over a period generally not in excess of 7 years.

Loan Impairment

     The Company adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors of Impairment of a Loan - Income Recognition and Disclosures in 1995.

SFAS No. 114 and 118 require that "impaired" loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loans observable market price or the fair value of the collateral if the loan is collateral dependent.

Mortgage Servicing Rights

     The Company adopted SFAS 122 "Accounting for Certain Mortgage Banking Activities". SFAS 122 requires that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans. SFAS 122 requires that a periodic assessment of its capitalized mortgage servicing rights (MSRs") for impairment, based on the fair value of those rights.

     The carrying value of capitalized MSR's at December 31, 1995 was $260 thousand which approximated fair value. Fair value was determined by calculating the discounted present value of estimated expected net future cash flows, considering estimated prepayments and defaults, projected interest rates and other factors. For purposes of evaluating and measuring impairment, capitalized MSRs are aggregated into groups having homogeneous risk characteristics, based on the attributes of the underlying loans, and are separately valued, using appropriate assumptions for each risk group. No valuation allowance was required for capitalized MSRs at December 31, 1995.

Stock Based Compensation

     In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." This statement encourages the adoption of fair value accounting for stock options issued to employees. Further, in the event that fair value accounting is not adopted, the statement requires pro forma disclosures of net income and earnings per share as if fair value accounting had been adopted. SFAS No. 123 is required to be adopted in 1996. Management currently expects that it will not adopt fair value accounting for stock options issued to employees, and therefore does not expect the adoption of this statement to materially affect the company's results of operations or financial condition.

Loans Held for Sale

     The Bank has adopted a policy to sell off fixed rate single family residential mortgage loans and adjustable rate mortgages which meet the underwriting and securitization characteristics of certain market makers. Conforming loans are transferred to loans held for sale and are valued at the lower of cost or market.

Deferred Loan Fees, Net

     Loan origination fees, commitment fees and loan origination costs are deferred and amortized as an adjustment to the yield over the life of the loan in a manner which approximates the interest method.

Allowance for Loan Losses

     The allowance for loan losses is based on a periodic evaluation of the portfolio and is maintained at a level that management considers adequate to absorb losses known and inherent in the portfolio. Management considers a variety of factors when establishing the allowance recognizing that an inherent risk of loss always exists in the lending process. Consideration is given to the impact of current economic conditions, diversification of the loan portfolio, historical loss experience, delinquency statistics, results of detailed loan and regulatory reviews, borrowers's financial and managerial strengths, the adequacy of underlying collateral, and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and recoveries on previously charged-off loans, and is reduced by actual charge-offs. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examination.

     A substantial portion of the Company's loans are secured by real estate in the Company's market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recoverability of a substantial portion of the carrying amount of real estate owned is susceptible to changes in economic and market conditions in the market area. However, management believes that the allowance for loan losses is adequate and that the value assigned to properties included in real estate owned and land acquired for development and resale do not exceed their current estimated fair values less estimated costs to sell.

Income Taxes

     The Company and its wholly owned subsidiaries file a consolidated federal income tax return. Deferred income taxes result from recognizing items of income or expense in one time period for tax reporting and in another for financial reporting purposes.

     Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction. The maximum amount of this deduction is 8% of taxable income.

Capital

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized".

     To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. The Bank's regulatory capital ratios exceed the "well capitalized" ratio requirements of 10% total risk-based capital, 6.0% Tier 1 risk-based capital and a 5.0% leverage ratio.

Earnings per share

     Earnings per share have been calculated based on the weighted average number of shares of common stock outstanding for the respective periods. Stock options are considered common stock equivalents and are included in the computation of the number of outstanding shares using the treasury stock method, unless anti-dilutive. Earnings per share has been restated to reflect the stock splits and stock dividends.

3. Stockholders' Equity

     OTS regulations require that mutual associations converting to stock form of ownership establish a "Liquidation Account" in an amount equal to the total net worth of the association as of the date of the latest balance sheet contained in the final offering circular. Each eligible savings account holder is entitled to a proportionate share (subaccount) of this amount in the event of a complete liquidation of the association, and only in such event. This subaccount is reduced if the subaccount holders' savings deposits fall below the amount at the date of record and will cease to exist if the savings account is closed. The liquidation account will never be increased despite any increase after conversion in the related savings deposits of a subaccount holder. At the time of its conversion to a stock form of ownership, the Bank's liquidation account was approximately $18,737,000. The Bank's liquidation account at December 31, 1995 was approximately $4,500,000.

     The creation and maintenance of the liquidation account does not restrict use or application of any of the stockholders' equity accounts of the Bank except that the Bank may not declare or pay any cash dividend on or repurchase any of its common stock, if the effect of such dividend or repurchase would be to cause the stockholders' equity of the Bank to be reduced below the aggregate amount then required for the liquidation account or the regulatory net worth requirement.

     The Company offers to its stockholders a Dividend Reinvestment and Stock Purchase Plan, which provides participants with a method of reinvesting all or a portion of cash dividends paid on shares of common stock in additional shares of common stock without the payment of brokerage commissions or charges. Shares purchased under such plan are purchased in the open market.

     The Board of Directors of the Company declared a special 10% stock dividend to shareholders in the form of a dividend and was paid on February 1, 1996 to shareholders on record on January 2, 1996. This is the third stock dividend in the last three years that the Company has declared and paid.

Item 6. Selected Financial Data

     The information set forth under the caption "Financial Condition Data" on page 26 of the Company's 1995 Annual Report to Stockholders is incorporated herein by reference thereto.

FINANCIAL CONDITION DATA
(Dollars in thousands)

                                                    Years Ended December 31,
------------------------------------------------------------------------------------------
                                        1991       1992       1993       1994       1995
------------------------------------------------------------------------------------------
Total Amount of:
    Assets                            $364,110   $393,324   $450,912   $566,904   $607,975
    Loans (2) and mortgage-backed
        securities                     289,453    320,778    386,140    449,441    487,422
    Investment securities and
      interest-bearing deposits         57,307     46,543     34,732     71,733     72,453
    Land acquired for development
        and resale                       1,209      1,000        838        694     10,405
    Deposits                           294,840    338,006    368,800    447,651    476,539
    Advances from Federal Home Loan
      Bank of Pittsburgh                11,900      5,900     10,000      6,000     14,000
    Other borrowings                    10,911        371     17,264     53,710     54,844
    Stockholders' equity                41,325     44,909     49,698     47,641     56,247
Number of:
    Real estate loans
        outstanding                      4,137      3,826      3,425      3,374      3,145
    Savings accounts                    46,783     51,666     62,256     76,847     75,892
    Offices open                             9         10         12         16         18
==========================================================================================

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     The information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" (pages 18 through 27) in the Company's 1995 Annual Report to Stockholders is incorporated herein by reference thereto.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The activities of Prime Bancorp, Inc. (the "Company") are limited primarily to holding the common stock of its principal subsidiary, Prime Bank (the "Bank"). The Bank's mission is to provide individuals, businesses and communities within the Philadelphia area with high quality basic banking services. Prime lends and gathers deposit money through eighteen local offices. Loans are diversified among residential mortgage, residential construction, consumer and commercial lines. Deposits are gathered through multiple checking, savings and CD product lines. Legally, Prime maintains a thrift status to avoid thrift-to-bank conversion penalties, but otherwise is strategically positioned as a full service community bank.

Net Income

     Prime Bancorp, Inc. reported net income of $5.85 million during 1995, a small gain over the $5.81 million reported during 1994. Both numbers are well above the $5.42 million earned for 1993 before a one time adjustment of $1.06 million caused by adoption of the Financial Accounting Standards Board's FAS 109.

[The following table was represented as a bar graph in the printed material.]

In Millions

1993      1994      1995
------------------------
$5.42     $5.81    $5.85

     Prime's 1995 income growth was driven by a $1.24 million increase in net interest income and a $1.06 million increase in non-interest income, offset by a by a $2.50 million dollar increase in non-interest expense and a $600 thousand dollar decrease in the loan loss provision. In 1994, growth was supported by a $1.77 million increase in net interest income after the provision for loan losses offset by a $1.53 million increase in non-interest expenses.

Net Interest Income

     Net interest income for a bank is analogous to the gross profit margin of a business. It represents the difference between income earned on earning assets and the interest expense paid on liabilities. Net interest income is affected by market and economic conditions which influence rates and loan and deposit growth.

[The following table was represented as a bar graph in the printed material.]

In Millions

 1993      1994      1995
--------------------------
$18.16    $19.73    $20.97

     Prime's net interest income represented 88% of the revenues during 1995. Net interest income increased to $20.97 million for 1995 compared to $19.73 million and $18.16 million for 1994 and 1993, respectively. Prime's net interest income increased 6.3% during 1995 compared with 1994's 8.7% growth. 1995's improvement in net interest income was due exclusively to the positive volume variances compared with 1994's mixture of positive volume and rate variance (see rate/volume analysis table).

     Prime's net interest margin declined from 4.65% during 1994 to 4.26% during 1995. This decline was caused mostly by a shift in balance sheet mix. The September 1994 acquisition of two offices from the RTC and the deployment of those moneys into investments caused most of the margin decline. Spreads compressed only slightly during the year.

     During the first quarter of 1995, a subsidiary of the bank took title to a condominium project by deed in lieu of foreclosure. This had the effect of converting a large earning asset into a non-earning asset. The carrying value of the project averaged approximately $9.6 million during the year and negatively impacted net interest income by approximately $800 thousand.

      Management is committed toward maintaining long term stability in net interest income despite changes in interest rates. This is accomplished through the approximate matching of asset repricings and durations to liability repricings and durations.

     The two tables on pages twenty-four and twenty-five present an analytical explanation of Prime's net interest income. The first provides a detailed spread analysis. The second shows a differential rate/volume variance analysis.

Loan Loss Expense

     The provision for loan losses for the years ending December 31, 1993, 1994 and 1995 was $1.44 million, $1.24 million and $.64 million respectively. The lower 1995 provision was consistent with a decrease in non-performing loans which was concentrated in low credit risk residential mortgages. The provision was made in amounts sufficient to maintain the allowance for loan losses at an adequate level.

[The following table was represented as a bar graph in the printed material.]

In Millions

 1993     1994     1995
-----------------------
$1.44    $1.24    $0.64

Non-Interest Income

     Non-interest income increased dramatically rising from $1.80 million in 1994 to $2.86 million during 1995. This compares favorable to the small decrease between 1993 and 1994. Increased service charges on deposit accounts accounted for $480 thousand of the improvement. During 1995, gains in sales of mortgage backed securities and excess servicing was $465 thousand and $260 thousand respectively. Other income also improved in 1995 mostly due to revenues from the corporation's title agent subsidiary. All of these gains were partly offset by reductions in loan fee and rental incomes.

[The following table was represented as a bar graph in the printed material.]

In Millions

 1993     1994     1995
-----------------------
$1.85    $1.80    $2.86

Non-Interest Expense

     Non-interest expenses increased by $2.50 million during 1995 compared to an increase of $1.53 million last year. The higher expense increase supported the expansion of the branch banking network, costs associated with the a condominium project, and normal staffing and salary increases.

[The following table was represented as a bar graph in the printed material.]

In Millions

 1993     1994      1995
-------------------------
$9.51    $11.34    $13.83

     Branch salary and benefits expense increased $1.17 million during the year. Occupancy and equipment expense increased by $769 thousand. Most of the increases supported the new offices. Two offices were acquired from the RTC in September of 1994. Other new offices were opened in December 1994, March 1995, and October 1995. In addition the condominium project incurred expenses of $382 thousand during the year.

Income Taxes

     The provision for federal and state income taxes for the years ended December 31, 1993, 1994 and 1995 was $3.35 million, $3.14 million and $3.50 million, respectively. The $3.35 million number for 1993 was prior to the FASB 109 adjustment.

     The lower tax number for 1994 was caused by a one time deployment of some of the corporations's assets in tax free state obligations and other activities that had the effect of reducing state taxes during 1994. Income taxes increased by $357 thousand from $3.14 million in 1994 to $3.50 million in 1995. This increase was caused by an increase in income before income taxes as well as a decrease in tax free investments.

[The following table was represented as a bar graph in the printed material.]

In Millions

 1993     1994      1995
-------------------------
$3.35    $3.14    $3.50

Balance Sheet Review

     Prime's total assets grew from $566.9 million at year end 1994 to $608.0 million at year end 1995, a gain of $41.1 million or 7.2%. Balance sheet changes are summarized in the following table (dollars in millions):


Balance Sheet                1994         1995      $Change      %Change
--------------------------------------------------------------------------------
Loans (Net)(1)            $  329.0     $  351.5     $  22.5        6.8%
Investments (2)              192.2        208.3        16.1        8.4%

Non-Earnings Assets           45.7         48.2         2.5        5.5%
--------------------------------------------------------------------------------
Total Assets              $  566.9     $  608.0     $  41.1        7.3%
================================================================================

Deposits                  $  447.7     $  476.5     $  28.8        6.4%
Purchased Funds               61.8         71.1         9.3       15.0%
Other Liabilities              9.8          4.2        (5.6)     (57.1%)
Equity                        47.6         56.2         8.6       18.1%
--------------------------------------------------------------------------------
Total Liabilities
  and Equity              $  566.9     $  608.0     $  41.1        7.3%
================================================================================

(1) Loans (net) includes loans receivable and loans held for sale.

(2) Investments includes investments, mortgage-backed securities and interest-bearing deposits.

     1995 balance sheet growth was supported by a $28.8 million increase in deposits and a $9.3 million increase in purchased funds, as well as an $8.6 million increase in capital. These funds were used to support loan growth of $22.5 million, investment growth of $16.1 million and net changes between non-earning assets and other liabilities.

Loans

     Loans grew from $329.0 million at the end of 1994 to $351.5 million at the end of 1995 an increase of 6.8%. During 1995 loan growth was sluggish through most of the year. Growth was stable in residential mortgages, moderate in consumer loans, and in commercial loans and negative in construction lending.

Investments

     Investments increased moderately during the year, moving from $192.2 million at year-end 1994 to $208.3 million at year end 1995, a pick up of $16.1 million or 8.4% Management's investment strategy focuses on maintaining an adequate reserve of shorter term investments to conservatively meet liquidity needs, combined with a more permanent portfolio of medium-term investments to serve asset/liability management purposes.

     The composition of the investment portfolio was also influenced by the "Qualified Thrift Lender" test established by Federal laws which requires the Bank to maintain 65% of its assets in housing related loans and investments. In order to meet this requirement and because of the Bank's loan diversification into non-housing related products, most of the Bank's portfolio investments are placed in Mortgage Backed Securities. Prime's mortgage backed securities are among between Adjustable Rate Mortgages ("ARMs"), Variable Rate Collateralized Mortgage Obligations ("CMOs") and medium term fixed rate CMOs.

Non-Interest Earning Assets

     Non-interest earning assets increased from $45.7 to $48.2 million for 1994 and 1995 respectively. This increase reflects changes in deferred income taxes as well as the movement of the condominium project into non-earning assets.

Deposits

     Deposits increased $28.8 million or 6.4% during 1995. The year was characterized by stable growth in checking account balances, moderate growth in small savings and money market balances and moderate growth in Retail CDs. During the year the Bank successfully promoted "Prime Basic and Prime Select" two new relationship banking packages. The changes in the mix of deposit accounts toward more transaction accounts was in keeping with the Bank's community banking strategy.

Purchased Funds

     Purchased funds at year-end 1995 were $71.1 million compared with $61.8 million at year-end 1994. Purchased funds at year end 1995 included $19.1 million in customer repos which were introduced during the year.

Allowance for Loan Losses

     The allowance for loan losses decreased from $4.29 million at the end of 1994 to $3.76 million at the end of 1995.

     The allowance for loan losses is based on a periodic evaluation of the portfolio and is maintained at a level that management considers adequate to absorb losses known and inherent in the portfolio. Management considers a variety of factors when establishing the allowance recognizing that an inherent risk of loss always exists in the lending process. Consideration is given to the impact of current economic conditions, diversification of the loan portfolio, historical loss experience, delinquency statistics, results of detailed loan reviews, borrowers' financial and managerial strengths, the adequacy of underlying collateral, and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and recoveries on previously charged-off loans, and is reduced by actual charge-offs. While management uses available information to establish allowances for losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their assessments of information which is available to them at the time of their examination.

     A substantial portion of the Company's loans are secured by real estate in the Company's market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recoverability of a substantial portion of the carrying amount of real estate owned is susceptible to changes in economic and market conditions in the local area. However, management believes that the allowance for loan losses is adequate and that the value assigned to properties included in real estate owned do not exceed their current estimated fair values less estimated costs to sell.

Capital Adequacy

     The Company's equity increased by $8.6 million at year-end, reflective of the differences between earnings of $5.85 million and dividends of $2.35 million, and the positive $5.1 million FASB 115 adjustment change. The Company's equity ratio was 9.25% at year-end 1995 vs. 8.40% at year-end 1994. The following table shows that the Bank's capital is well above federal adequacy guidelines (dollars in thousands). These capital ratios qualify the Bank as "well capitalized" under currrent regulatory guidelines and provide a foundation for future growth.

                                   Actual
                        Regulatory        Regulatory
                        Requirement        Capital            %
------------------------------------------------------------------
Tangible capital          $ 8,674          $43,484           7.52%
Core capital               17,348           43,484           7.52%
Risk-based capital         26,848           47,248          14.08%
------------------------------------------------------------------

BANKING RISKS

Credit Risk

     During 1995, Prime continued to place a heavy emphasis on generating high quality loans. Approvals of small loans rest with experienced lenders who follow detailed underwriting and appraisal standards. Larger loans in excess of $1,000,000 require board approvals pursuant to comparable standards.

     During the first quarter of 1995, a subsidiary of the Bank took title to the project by deed in lieu of foreclosure. At December 31, 1995 total exposure on the project was $10.1 million. Management believes that any losses that might be incurred would not have a material impact on earnings.

     The following table provides key asset quality trends (dollars in thousands).

                                   1991      1992      1993      1994     1995
--------------------------------------------------------------------------------
Net Charge-offs                   (632)     (563)     (678)     (924)   (1,165)
Net Charge-offs as % of Loans      .25%      .22%      .23%      .27%     .34%

Non-Performing Assets             3,309     3,780     4,601     4,594    3,349
Non-Performing Assets as % of
Assets                             .91%      .96%     1.02%     0.81%    0.55%

Allowance for Loan Losses         2,363     3,202     3,966     4,285    3,764
Allowance as % Loans               .92%     1.15%     1.34%     1.30%    1.07%
Allowance as % Non-Performing
  Loans                          86.78%    97.00%    93.16%    99.19%   112.39%

--------------------------------------------------------------------------------
*Statistics do not include the impact of the $10.1 million condominium project which was acquired by a deed in lieu foreclosure and classified as land acquired for development and resale. Non-performing assets, and the ratio of non-performing assets as a percentage of assets would have been $13.4 million and 2.20%, respectively if the $10.1 million condominium project was included in the non-performing assets.

     A heavy emphasis on collections has always been a central element in the Bank's credit culture. Steps were taken during 1995 to continue to improve loan review effort. At the same time the Bank has intensified its efforts to improve all aspects of credit monitoring to insure that credit quality remains high.

     The allowance for loan losses decreased by $521 thousand from $4.3 million in 1994 to $3.8 million in 1995. This decrease was consistent with a reduction of non-performing assets of $1.3 million from $4.6 million in charge-offs of $241 thousand.

Liquidity Risks

     A solid base of stable core deposits is the first key to minimizing liquidity risk. The second key is maintaining a pool of readily marketable investments as a liquidity reserve to support unforeseen fluctuations in deposit and loan volumes. The third and final key is to maintain plenty of excess borrowing capacity.

     Prime's loan to deposit ratio at year-end was an improvement in liquidity from the prior year's. The Bank is required under federal regulations to maintain specific levels of qualifying liquidity investments. The required level is currently 5% of net withdrawable deposits plus short term liabilities. At December 31, 1994 and 1995 the Bank's liquidity ratios were 7.17% and 11.25% respectively. The Bank also exceeded the OTS 1% short-term liquidity ratio for both years. The Bank's unused borrowing capacity at the Federal Home Loan Bank was approximately $173.6 million at year end.

Interest Rate Risk

     Prime's management strategy is to avoid speculative interest rate risk Interest rate risk represents the volatility of net interest income and portfolio market value of equity caused by changes in market interest rates.

     Net interest income volatility is reduced primarily through the management of deposit and loan rates, and the approximate rate sensitivity matching of assets and liabilities over multiple time frames (the difference in assets and liabilities in these time frames being referred to as "the gap"). The table below presents the Bank's gaps over multiple time frames. The Bank's tactical gap (weighted average one year gap) of a negative $5.2 million or a negative .90% of earning assets is neutral. Consequently, changes in market rates of interest should have a relatively minimal impact on net interest income.

     The Bank estimates risk to the market value of portfolio equity through the use of an internal model and by applying the OTS Net Portfolio Value model. The model estimates the sensitivity of the market value of portfolio equity to changes in the level of interest rates. According to the OTS model, the Bank's interest rate risk compares favorably to the Bank's peer group.

                                                            GAP ANALYSIS
                                                          DECEMBER 31, 1995

                               3Mo      More 3Mo     More 6Mo  More 1Yr    More 3Yr    More 5Yr      Over
                             or less    thru 6Mo     thru 1Yr  thru 3Yr    thru 5Yr    thru 10Yr   20 Years     Total
----------------------------------------------------------------------------------------------------------------------
Earning Assets:
  Construction               25,220        --           --         --          --          --         --        25,220
  ARM'S(7)                    4,984      11,307       23,628     39,264      19,138         717       --        99,038
  Fixed Mortgages(1,7,8)      4,733       2,829        5,554     20,364      20,042      10,820     2,592       66,934
  Consumer(7)                19,424       2,811        5,653     18,318      13,531       2,520       423       62,680
  Commercial(7)              29,663       2,360        6,036     22,664      27,834       7,605     5,274      101,436
  Liquidity(8)               44,292       1,957        2,995      1,827       2,297        --         --        53,368
  Portfolio(8)               64,177      10,822       31,709     33,996      15,061        --         --       155,765
----------------------------------------------------------------------------------------------------------------------
Total Earning Assets        192,493      32,086       75,575    136,433      97,903      21,662     8,289      564,441

Liabilities:
  Checking Accounts(2)        2,508       2,508        5,018     20,072      20,072      20,072       --        70,250
  Savings Accounts(2)         2,192       2,192        4,383     17,532      17,532      17,532       --        61,363
  Premier MM                 20,098      20,098         --         --          --          --         --        40,196
  Money Market(3)            13,346      13,346       26,692       --          --          --         --        53,384
  Certificates(4)            60,508      38,970       66,892     47,925      27,521       9,530       --       251,346

  Borrowed Funds             54,844        --         12,000      2,000        --          --         --        68,844

  Capital(5)                    681         681        1,362      5,444       5,445       5,445       --        19,058
----------------------------------------------------------------------------------------------------------------------
Total Liabilities           154,177      77,795      116,347     92,973      70,570      52,579       --       564,441


    GAP                      38,316     (45,709)     (40,772)    43,460      27,333     (30,917)    8,289
    as % earning assets         6.8%      (8.19)%       (7.2)%      7.7%        4.8%       (5.5)%     1.5%
    Cumulative Gap           38,316      (7,393)     (48,165)    (4,705)     22,628      (8,289)
    as % earning assets         6.8%       (1.3)%       (8.5)%     (0.8)%       4.0%       (1.5)%

    Tactical Gap                                      (5,235)
    as % earning assets                                (0.90)%

(1) Assumes Market Prepayment Rates.
(2) Assumes run-offs over 7 years.
(3) Assumes repricings over 1 year.
(4) Reflects the impact of interest rate swaps.
(5) Capital investment is targeted over 7 years.
(6) Includes loans held for sale.
(7) Reflects deferred fees net excluding allowance for loan loss.
(8) Does not reflect the FASB 115 market value adjustment.

Spread Analysis Report
                                                   1993                            1994                            1995
-----------------------------------------------------------------------------------------------------------------------------------
                                      Average              Yield/     Average               Yield/     Average               Yield/
                                      Balance    Interest  Rate       Balance    Interest   Rate       Balance   Interest    Rate
Interest-earning assets:(1)
  Loans receivable, net(2,3,4)
    Residential                      $128,596    $ 11,935   9.28%    $132,906    $ 11,394    8.57%    $154,542   $ 13,476     8.72%
    Construction                       38,793       3,925  10.12%      34,995       4,063   11.61%      27,798      3,357    12.08%
    Commercial                         83,196       7,283   8.75%      87,678       7,785    8.88%      97,973      9,329     9.52%
    Consumer                           42,266       3,637   8.61%      46,124       3,634    7.88%      50,268      4,361     8.68%
    VISA Credit Card                    2,478         438  17.68%       2,864         446   15.57%       5,320        763    14.35%
-----------------------------------------------------------------------------------------------------------------------------------
                                      295,329      27,218   9.22%     304,567      27,322    8.97%     335,901     31,286     9.31%
-----------------------------------------------------------------------------------------------------------------------------------

  Mortgage-backed securities           64,073       2,835   4.42%     104,284       5,928    5.68%     129,294      8,528     6.60%
  Investment securities(4)             20,698         915   4.42%      47,394       3,251    6.86%      55,668      4,097     7.36%
  Interest-earning deposits            11,267         342   3.04%       4,800         179    3.73%       7,962        423     5.31%
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets     391,367      31,310   8.00%     461,045      36,680    7.96%     528,825     44,334     8.38%
-----------------------------------------------------------------------------------------------------------------------------------
    Non-interest-earning assets        28,022       --       --        37,885        --       --        46,915       --        --
    Total assets                     $419,389    $ 31,310            $498,930    $ 36,680             $575,740   $ 44,334
-----------------------------------------------------------------------------------------------------------------------------------


Interest-bearing liabilities:(1)
  Savings                            $ 56,882    $  1,284   2.26%    $ 66,235    $  1,333    2.01%    $ 63,107   $  1,291     2.05%
  Money market accounts                69,670       1,957   2.81%      73,927       2,171    2.94%      84,718      3,156     3.73%
  Commercial checking                  24,823        --      --        32,075           1     --        39,141          1      --
  N.O.W. Accounts                      16,535         280   1.69%      21,240         291    1.37%      23,624        288     1.22%
  Time deposits                       180,985       8,993   4.97%     212,801       9,923    4.66%     250,745     13,594     5.42%
-----------------------------------------------------------------------------------------------------------------------------------
                                      348,895      12,514   3.59%     406,278      13,719    3.38%     461,335     18,330     3.97%
  FHLB advances and other
    borrowings                         15,746         636   4.04%      32,763       1,534    4.68%      56,132      3,495     6.23%
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                     364,641      13,150   3.61%     439,041      15,253    3.47%     517,467     21,825     4.22%
-----------------------------------------------------------------------------------------------------------------------------------
  Other liabilities                     7,444        --      --        11,219        --       --         6,329       --        --
  Stockholder's equity                 47,304        --      --        48,670        --       --        51,944       --        --
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      stockholder's equity           $419,389    $ 13,150            $498,930    $ 15,253             $575,740   $ 21,825
Net interest income/interest
  rate spread                                    $ 18,160   4.39%                $ 21,427    4.49%               $ 22,509     4.16%
===================================================================================================================================
Net interest earning assets/net
  yield interest-earning assets      $ 26,726               4.64%    $ 22,004                4.65%    $ 11,358                4.26%
===================================================================================================================================
Net of interest-earning assets to
  to interest-bearing liabilities        107%                            105%                             102%
===================================================================================================================================

(1) Average balances are calculated on a monthly basis.
(2) Non-accrual loans are included in loans.
(3) Yields on loans include income from origination fees net of costs.
(4) Tax free income are calculated on a tax equivalent basis.


Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the period indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in average volume multiplied by the prior years rate), and (2) changes in rate (changes in rate multiplied by the prior years volume). The difference in the rate/volume is allocated on a pro-rata basis to the change in rate variance and the change in volume variance.

                                                        Years Ended December 31,
-------------------------------------------------------------------------------------------------------
                                           1993 vs. 1994                       1994 vs. 1995
-------------------------------------------------------------------------------------------------------
                                     Increase (Decrease) Due To          Increase (Decrease) Due to
-------------------------------------------------------------------------------------------------------
                                   Volume       Rate        Total      Volume       Rate        Total
-------------------------------------------------------------------------------------------------------
Interest income:
  Loan portfolio:
    Residential                   $   400     $(1,808)     $(1,408)    $ 1,591    $   446     $ 2,037
    Construction                     (384)        522          138        (767)        61        (706)
    Commercial                        392         110          502       1,078        466       1,544

    Consumer                          332        (335)          (3)        376        351         727
    VISA Credit Card                   68         (60)           8         382        (65)        317
-----------------------------------------------------------------------------------------------------
                                      808      (1,571)        (763)      2,660      1,259       3,919
-----------------------------------------------------------------------------------------------------

  Mortgage-backed securities        1,777       1,316        3,093       1,421      1,179       2,600
  Investment securities             1,180         329        1,509         568        478       1,046
  Interest-earning deposits          (197)         34         (163)        118        126         244
-----------------------------------------------------------------------------------------------------
    Total interest-earning assets   3,568         108        3,676       4,767      3,042       7,809
-----------------------------------------------------------------------------------------------------

Interest expense:
  Savings                             211        (162)          49         (63)        21         (42)
  Money market accounts               120          94          214         317        668         985
  Commercial checking                  --           1            1          --         --          --
  NOW accounts                         80         (69)          11          33        (36)         (3)
  Time deposits                     1,581        (651)         930       1,768      1,903       3,671
-----------------------------------------------------------------------------------------------------
                                    1,992        (787)       1,205       2,055      2,556       4,611
-----------------------------------------------------------------------------------------------------
  Borrowings and Federal Home
    Loan Bank advances                687         211          898       1,094        867       1,961
-----------------------------------------------------------------------------------------------------
  Total interest-bearing
     liabilities                    2,679        (576)       2,103       3,149      3,423       6,572
-----------------------------------------------------------------------------------------------------
  Net change in interest
     income                       $   889     $   684      $ 1,573     $ 1,618    $  (381)    $ 1,237
=====================================================================================================

FINANCIAL CONDITION DATA
(Dollars in thousands)

                                                               Years Ended December 31,
-----------------------------------------------------------------------------------------------------------
                                           1991           1992           1993          1994          1995
-----------------------------------------------------------------------------------------------------------
Total Amount of:
    Assets                                $364,110      $393,324       $450,912      $566,904      $607,975
    Loans (2) and mortgage-backed
        securities                         289,453       320,778        386,140       449,441       487,422
    Investment securities and
      interest-bearing deposits             57,307        46,543         34,732        71,733        72,453
    Land acquired for development
        and resale                           1,209         1,000            838           694        10,405
    Deposits                               294,840       338,006        368,800       447,651       476,539
    Advances from Federal Home Loan
      Bank of Pittsburgh                    11,900         5,900         10,000         6,000        14,000
    Other borrowings                        10,911           371         17,264        53,710        54,844
    Stockholders' equity                    41,325        44,909         49,698        47,641        56,247
Number of:
    Real estate loans
        outstanding                          4,137         3,826          3,425         3,374         3,145
    Savings accounts                        46,783        51,666         62,256        76,847        75,892
    Offices open                                 9            10             12            16            18
===========================================================================================================


OPERATING DATA

                                                       Years Ended December 31,
--------------------------------------------------------------------------------------------------
                                   1991           1992           1993         1994          1995
--------------------------------------------------------------------------------------------------
                                            (Dollars in thousands, except per share data)
Interest income                  $33,584         $30,691        $31,310      $34,986       $42,795
Interest expense                  19,598          14,944         13,150       15,253        21,825
--------------------------------------------------------------------------------------------------
Net interest income               13,986          15,747         18,160       19,733        20,970
Provision for loan losses          1,320           1,200          1,442        1,243           644
--------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses       12,666          14,547         16,718       18,490        20,326
Gain (loss) on sale of:
  Mortgage loans                      --               5            148           81            68
  Mortgage-backed securities         179             148             --           --           465
  Investment securities              (42)            138            157         (168)          (21)

  Mortgage servicing                  --              --             --           --           260
  Land acquired for
   development
   and resale                        183              --             --           --            20
  Real estate owned                   --             (71)           (26)         (17)          (64)
Rental income                        227             214            350          321           174
Other income                       1,702           1,668          1,233        1,578         1,954
Other expenses                     8,197           8,769          9,807       11,336        13,831
--------------------------------------------------------------------------------------------------
Income before income taxes and
  effect of cumulative change
  in accounting principle          6,718           7,880          8,773        8,949         9,351
Income tax expense                 2,652           3,177          3,349        3,141         3,498
--------------------------------------------------------------------------------------------------
Income before effect of
 cumulative change in
 accounting principle              4,066           4,703          5,424        5,808         5,853
Cumulative effect on prior
 years of change in tax
 accounting method                    --              --          1,055           --            --
--------------------------------------------------------------------------------------------------
Net income                       $ 4,066         $ 4,703        $ 6,479      $ 5,808       $ 5,853
==================================================================================================
Dividends paid and declared      $   970         $ 1,301        $ 1,821      $ 1,949       $ 2,348
==================================================================================================
Earnings per share(1)            $  1.19         $  1.29        $  1.74      $  1.55       $  1.55
==================================================================================================

(1) Earnings per share have been adjusted to reflect the stock split and stock dividends.
(2)  Loans include loans receivable and loans held for sale.

Consolidated Summary of Quarterly Earnings

     The following quarterly financial information for the years ended December 31, 1994 and 1995 is unaudited. However, in the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected in conformity with generally accepted accounting principles. Results of operations for the periods presented are not necessarily indicative of the results for the entire year or for any other interim period.

                                                       1994                                 1995
------------------------------------------------------------------------------------------------------------------------------
                                      1st         2nd         3rd         4th         1st        2nd         3rd        4th
                                    Quarter     Quarter     Quarter     Quarter     Quarter    Quarter     Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------------
Interest income                     $7,965      $8,381      $9,011      $9,629      $10,248    $10,796     $10,762    $10,989
Interest expense                     3,254       3,505       3,969       4,525        5,058      5,541       5,536      5,690
------------------------------------------------------------------------------------------------------------------------------
  Net interest income                4,711       4,876       5,042       5,104        5,190      5,255       5,226      5,299
Provision for loan losses             (303)       (250)       (249)       (441)        (166)      (190)       (159)      (129)
------------------------------------------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses        4,408       4,626       4,793       4,663        5,024      5,065       5,067      5,170
------------------------------------------------------------------------------------------------------------------------------
Other income                           604         458         370         363          312        879         777        888
Other expense                       (2,723)     (2,850)     (2,937)     (2,826)      (3,092)    (3,517)     (3,446)    (3,776)
------------------------------------------------------------------------------------------------------------------------------


Income before income taxes           2,289       2,324       2,226       2,200        2,244      2,427       2,398      2,282
Income tax expense                    (873)       (811)       (806)       (651)        (784)      (925)       (907)      (882)
------------------------------------------------------------------------------------------------------------------------------


Net Income                          $1,416      $1,423      $1,420      $1,549       $1,460     $1,502      $1,491     $1,400
==============================================================================================================================
Earnings per share                  $ 0.38      $ 0.38      $ 0.38      $ 0.41       $ 0.38     $ 0.40      $ 0.40     $ 0.37
==============================================================================================================================

Item 8. Financial Statements and Supplementary Data

     The consolidated financial statements, the notes thereto, and the opinion of independent certified public accountants thereon, appearing on pages 29 through 48 of the Company's 1995 Annual Report to Stockholders are incorporated herein by reference thereto.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                          December 31,
-----------------------------------------------------------------------
                                                       1994        1995
-----------------------------------------------------------------------
ASSETS:

Cash and due from banks                             $ 14,479    $ 13,092
Interest-bearing deposits                             12,373      34,937
------------------------------------------------------------------------
  Cash and cash equivalents                           26,852      48,029
------------------------------------------------------------------------

Investment securities (market value of $10,133 and
  $13,849)                                            10,417      13,708
Investment securities available for sale              48,943      23,863
Mortgage-backed Securities (market value of $0 and
  $82,045)                                                --      81,084
Mortgage-backed Securities available for sale        120,453      54,739

Loans receivable:                                    329,911     348,886
  Deferred fees                                       (1,298)       (392)
  Allowance for loan losses                           (4,285)     (3,764)
------------------------------------------------------------------------
     Loans receivable, net                           324,328     344,730
------------------------------------------------------------------------

Loans held for sale                                    4,660       6,814
Accrued interest receivable                            3,755       4,339
Real estate owned                                        274         370
Land acquired for development and resale                 694      10,405
Property and equipment, net                            8,897       9,229
Other assets                                          17,631      10,665
------------------------------------------------------------------------
     Total assets                                   $566,904    $607,975
========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Deposits                                          $447,651    $476,539
  Advances from Federal Home Loan Bank of
    Pittsburgh                                         6,000      14,000
  Other borrowed money                                53,710      54,844
  Advance payments by borrowers for taxes
    and insurance                                      2,109       2,211
  Other liabilities                                    9,793       4,134
------------------------------------------------------------------------
   Total liabilities                                 519,263     551,728
------------------------------------------------------------------------

Commitments & Contingencies
Stockholders' equity:
  Serial preferred, $1 par value; 5,000,000
    shares authorized and unissued                       --        --
  Common stock, $1 par value; 10,000,000
    shares authorized and 3,889,707
    and 3,889,597 issued and outstanding               3,890       3,890
  Additional paid-in capital                          30,455      30,455
  Retained earnings (Note 3)                          20,773      24,275
  Valuation adjustment for debt securities
    net of taxes                                      (6,662)     (1,558)
  Treasury stock (184,063 shares at cost
    in 1994 and 1995)                                   (815)       (815)
------------------------------------------------------------------------
    Total stockholders' equity                        47,641      56,247
------------------------------------------------------------------------
    Total liabilities and stockholders' equity      $566,904    $607,975
========================================================================

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                           Years Ended December 31,
----------------------------------------------------------------------
                                         1993        1994        1995
----------------------------------------------------------------------
Interest income:
  Loans receivable                     $27,218     $26,455     $30,374
  Mortgage-backed securities             2,835       5,928       8,528
  Investment securities                    915       2,424       3,470
  Interest-bearing deposits                342         179         423
----------------------------------------------------------------------
    Total interest income               31,310      34,986      42,795
----------------------------------------------------------------------

Interest expense:
  Deposits                              12,514      13,719      18,330
  Short-term borrowings                    290       1,298       3,375
  Long-term borrowings                     346         236         120
----------------------------------------------------------------------
    Total interest expense              13,150      15,253      21,825
----------------------------------------------------------------------
      Net interest income               18,160      19,733      20,970
----------------------------------------------------------------------
Provision for loan losses                1,442       1,243         644
----------------------------------------------------------------------
      Net interest income after
        provision for loan losses       16,718      18,490      20,326
----------------------------------------------------------------------

Non-interest income:
  Fees and service charges                 801       1,096       1,198
  Gain (loss) on sale of:
    Loans receivable, net                  148          81          68
    Investment securities, net             157        (168)        (21)
    Mortgage-backed securities, net         --          --         465
    Mortgage servicing                      --          --         260
    Land acquired for development and
      resale                                --          --          20
    Real estate owned                      (26)        (17)        (64)
  Rental income                            350         321         174
  Other                                    432         482         756
----------------------------------------------------------------------
     Total non-interest income           1,862       1,795       2,856
----------------------------------------------------------------------

Non-interest expense:
  Salaries and employee benefits         5,333       5,685       6,850
  Occupancy and equipment                1,669       2,010       2,779
  Federal deposit insurance premiums       663         876       1,008
  Other                                  2,142       2,765       3,194
----------------------------------------------------------------------
    Total non-interest expense           9,807      11,336      13,831
----------------------------------------------------------------------
Income before income taxes and effect
  of cumulative change in accounting
  principle                              8,773       8,949       9,351
Income taxes                             3,349       3,141       3,498
----------------------------------------------------------------------
Income before effect of cumulative
  change in accounting principle         5,424       5,808       5,853
Cumulative effect on prior years of
  change in tax accounting method        1,055          --          --
----------------------------------------------------------------------
Net income                             $ 6,479     $ 5,808     $ 5,853
======================================================================

Primary and fully diluted earnings
  per share:
  Net income before effect of
   cumulative change in accounting
   principle                           $  1.46     $  1.55     $  1.55
  Cumulative effect on prior years of
   change in tax accounting method         .28          --          --
  Net income                              1.74        1.55        1.55

Weighted average number of shares
 outstanding:                        3,712,344   3,736,405   3,773,808

Dividends declared per share           $   .50     $   .54     $   .62
======================================================================

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (Dollars in thousands except per share data)

                                                                                     Valuation
                                                                        Unrealized   Adjustment
                                                                         Loss on     for Debt
                                        Additional                      Marketable   Securities      Total
                                Common   Paid in   Retained    Treasury   Equity      Net of      Stockholders'
                                Stock    Capital   Earnings     Stock   Securities    Taxes          Equity
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992     3,414   $22,741   $ 19,679    $(815)      $(110)   $  --         $ 44,909

Retro active adjustment
  for 10% stock dividend           354     7,069     (7,423)    --          --         --             --
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992
 restate for adjustment          3,768    29,810     12,256     (815)       (110)      --           44,909
Stock options exercised             56       271       --       --          --         --              327
Tax benefit associated with
  exercise of stock options       --          66       --       --          --         --               66
Dividends declared
  ($0.50 per common share)        --        --       (1,821)    --          --         --           (1,821)
Unrealized gain on marketable
  equity securities               --        --         --       --           110       --              110
Valuation adjustment for debt
  securities net of taxes         --        --         --       --          --         (372)          (372)
Net income                        --        --        6,479     --          --         --            6,479
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993     3,824   $30,147   $ 16,914    $(815)      $--      $  (372)      $ 49,698
Stock options exercised             66       267       --       --          --         --              333
Tax benefit associated with
  exercise of stock options       --          41       --       --          --         --               41
Dividends declared
  ($0.54 per common share)        --        --       (1,949)    --          --         --           (1,949)
Valuation adjustment for debt
  securities net of taxes         --        --         --       --          --       (6,290)        (6,290)
Net income                        --        --        5,808     --          --         --            5,808
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994     3,890   $30,455   $ 20,773    $(815)      $--      $(6,662)      $ 47,641
Dividends declared
  ($0.62 per common share)        --        --       (2,351)    --          --         --           (2,351)
Valuation adjustment for
  debt securities net of taxes    --        --         --       --          --        5,104          5,104
Net income                        --        --        5,853     --          --         --            5,853
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995     3,890   $30,455   $ 24,275    $(815)      $--      $(1,558)      $ 56,247
===============================================================================================================

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                    Years Ended December 31,
--------------------------------------------------------------------------------
                                                  1993        1994        1995
--------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                   $  6,479    $  5,808    $  5,853
  Adjustments to reconcile net income
    to net cash from operating
    activities:
  Cumulative effect on prior years of change
    in accounting principle                      (1,055)       --          --
  Depreciation and amortization of
    intangibles                                     842       1,158       1,549
(Gain) Loss on sale of:
    Loans held for sale                            (148)        (81)        (68)
    Mortgage-backed securities                     --          --           465
    Investment securities                          (157)        168          21
    Land acquired for development and resale       --          --           (20)
    Real estate owned                                26          17          64
  Provision for loan losses                       1,442       1,243         644
  Increase in accrued interest receivable           (35)       (657)       (584)
  (Increase) decrease in other assets               322      (3,666)      1,854
  Increase (decrease) in other liabilities          508       6,010      (5,718)
--------------------------------------------------------------------------------
    Net cash provided from operating
    activities                                    8,224      10,000       3,130
--------------------------------------------------------------------------------
Cash flows from investing activities:
  Investment securities:
    Purchases                                   (51,791)    (10,438)    (20,186)
    Maturities                                   50,158          21       5,271
    Sales                                         2,048        --          --
  Investment securities held for sale:
    Purchases                                      --       (37,515)    (11,577)
    Maturities                                     --         2,852       1,454
    Sales                                         3,109       7,832      48,939
  Mortgage-backed securities
    Purchases                                      --          --       (22,405)
    Maturities                                     --          --         1,656
  Mortgage-backed securities held for sale
    Purchases                                   (77,583)    (59,516)    (41,827)
    Maturities                                   29,846      16,063      11,966
    Sales                                          --         1,469      43,384
  Loans receivable:
    Originations, net of repayments             (18,616)    (30,474)    (36,100)
    Sales                                          --          --          --
  Loans held for sale:
    Originations, net of repayments             (10,838)    (10,228)     (7,015)
    Sales                                         9,501       8,756       9,742
  Decrease in land acquired
    for development and resale                      162         144        (819)
  Purchase of property and equipment             (1,079)     (1,396)     (1,477)
  Proceeds from the sale of land acquired
    for development and resale                     --          --           520
  Decrease in real estate owned                     (38)         (5)       (225)
  Proceeds from sale of real estate
    owned                                           645       1,015         914
  Net cash and cash equivalents received
    from banking institutions acquired           22,464      78,195        --
--------------------------------------------------------------------------------
    Net cash used in investing activities       (42,012)    (33,225)    (17,785)
--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                     Years Ended December 31,
-------------------------------------------------------------------------------
                                                  1993        1994        1995
-------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposit                         8,178      (3,272)     28,888
  Advances from the Federal Home Loan Bank
     of Pittsburgh                               21,000      41,850      74,650
  Repayments of advances from the Federal
     Home Loan Bank of Pittsburgh               (16,900)    (45,850)    (66,650)
  Increase (decrease) in other borrowed money    16,893      36,446       1,134
  Increase (decrease) in advance payments
     by borrowers for taxes and insurance           280           9         102
  Net proceeds from issuance of common stock        327         333        --
  Cash dividends paid                            (1,778)     (1,763)     (2,292)
-------------------------------------------------------------------------------
      Net cash provided from financing
       activities                                28,000      27,753      35,832
-------------------------------------------------------------------------------
     Net change in cash and cash equivalents     (5,788)      4,528      21,177

Cash and cash equivalents:
     Beginning of year                           28,112      22,324      26,852
     End of year                               $ 22,324    $ 26,852    $ 48,029
===============================================================================

Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest                                   $ 13,199    $ 15,233    $ 21,500
    Income taxes                                  3,626       3,566       3,288

  Transfer of investment securities to
    held to maturity                               --          --        15,588

  Transfer of investment securities to
    available for sale                           26,487        --        27,212

  Transfer of mortgage-backed securities to
    held to maturity                               --          --        71,447

  Transfer of mortgage-backed securities to
    available for sale                           87,534        --        11,112

  Transfer of loans receivable to held for sale    --          --         4,813

  Transfer of loans receivable to real
    estate owned                                    498         957         849

  Transfer of loans receivable to Land
    acquired for development and resale            --          --         9,392

Acquisitions:
  In conjunction with the acquisitions,
  liabilities assumed and assets
  acquired were as follows:
     Assets acquired, net of cash and cash
      received                                 $    333    $  4,519    $   --
     Cash and cash equivalents received          22,464      78,195        --
     Liabilities assumed                         22,797      82,714        --
===============================================================================

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

     The following is a description of the significant accounting policies of Prime Bancorp, Inc. and subsidiaries (the "Company"). The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"), which have been applied on a consistent basis.

Business

     The Company's principal subsidiary is Prime Bank (the "Bank") whose principal business consists of attracting deposits and obtaining borrowings, then converting those deposits and borrowings into various types of loans, mortgage-backed securities, and other investments. These operations are conducted through a branch network in Southeastern Pennsylvania. The Bank is subject to competition from other financial institutions and it is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior years have been reclassified for comparative purposes.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the estimated fair value of real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

     For purposes of the Consolidated Statements of Cash Flows, the Company considers cash and cash equivalents to include cash, due from banks and interest-bearing deposits with maturities of 3 months or less.

Investments, Mortgage-backed Securities and Other

     Securities classified as held-to-maturity are those securities in which the Company has the ability and intent to hold the security until maturity and are recorded at amortized cost, adjusted for the amortization of premiums and discounts. All other securities not included in held-to-maturity are classified as available-for-sale and are recorded at fair value.

     Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     With the issuance of "A Guide to Implementation of Statement 115 Accounting for Debt and Equity Securities," the Financial Accounting Standards Board has allowed institutions to reassess the appropriateness of the classifications of all securities and account for any resulting reclassifications at fair value. The reclassifications should occur no later than December 31, 1995 and will not call into question the intent of an institution to hold other debt securities to maturity in the future.

     A decline in the fair value of any available-for- sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     The Company has one interest rate swap which is used to hedge the interest rate risk of 7 year fixed certificated of deposits. The Company does not use derivatives for trading purposes.

Real Estate Owned

     Real estate acquired in partial or full satisfaction of loans are classified as Real Estate Owned ("REO"). Prior to transferring a real estate loan to REO it is written down to the lower of cost or fair value. This write-down is charged to the allowance for loan losses. Subsequently, REO is carried at the lower of fair value less estimated costs to sell or carrying value.

Land Acquired for Development and Resale

     Land acquired for development and resale represents land and construction in progress and is carried at the lower of cost or net realizable value.

Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based upon the lesser of the lease term (where applicable) or the estimated useful lives of the related property, which range from 5 to 40 years. Maintenance and repairs are expensed as incurred.

Loans Receivable

     Interest income is recognized on the accrual basis. Generally, loans are placed on non-accrual status when the loan becomes past due by 90 days or more as to principal or interest. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current interest income. A loan is returned to accrual status only when the borrower has brought principal and interest current and full collectability is reasonably assured.

     Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred. If the Bank sells loans and continues to service such loans for the investor, the computation of the gain or loss is adjusted to allow for a normal servicing fee over the estimated remaining maturities of the loans sold. Normal servicing fees are based on the minimum servicing rates of the relevant federally-sponsored market makers or comparable rates for transactions with other investors. The resulting deferral is amortized as an adjustment of servicing fee income over a period generally not in excess of 7 years.

Loan Impairment

     The Company adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors of Impairment of a Loan - Income Recognition and Disclosures in 1995. SFAS No. 114 and 118 require that "impaired" loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loans observable market price or the fair value of the collateral if the loan is collateral dependent.

Mortgage Servicing Rights

     The Company adopted SFAS 122 "Accounting for Certain Mortgage Banking Activities". SFAS 122 requires that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans. SFAS 122 requires that a periodic assessment of its capitalized mortgage servicing rights (MSRs") for impairment, based on the fair value of those rights.

     The carrying value of capitalized MSR's at December 31, 1995 was $260 thousand which approximated fair value. Fair value was determined by calculating the discounted present value of estimated expected net future cash flows, considering estimated prepayments and defaults, projected interest rates and other factors. For purposes of evaluating and measuring impairment, capitalized MSRs are aggregated into groups having homogeneous risk characteristics, based on the attributes of the underlying loans, and are separately valued, using appropriate assumptions for each risk group. No valuation allowance was required for capitalized MSRs at December 31, 1995.

Stock Based Compensation

     In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." This statement encourages the adoption of fair value accounting for stock options issued to employees. Further, in the event that fair value accounting is not adopted, the statement requires pro forma disclosures of net income and earnings per share as if fair value accounting had been adopted. SFAS No. 123 is required to be adopted in 1996. Management currently expects that it will not adopt fair value accounting for stock options issued to employees, and therefore does not expect the adoption of this statement to materially affect the company's results of operations or financial condition.

Loans Held for Sale

     The Bank has adopted a policy to sell off fixed rate single family residential mortgage loans and adjustable rate mortgages which meet the underwriting and securitization characteristics of certain market makers. Conforming loans are transferred to loans held for sale and are valued at the lower of cost or market.

Deferred Loan Fees, Net

     Loan origination fees, commitment fees and loan origination costs are deferred and amortized as an adjustment to the yield over the life of the loan in a manner which approximates the interest method.

Allowance for Loan Losses

     The allowance for loan losses is based on a periodic evaluation of the portfolio and is maintained at a level that management considers adequate to absorb losses known and inherent in the portfolio. Management considers a variety of factors when establishing the allowance recognizing that an inherent risk of loss always exists in the lending process. Consideration is given to the impact of current economic conditions, diversification of the loan portfolio, historical loss experience, delinquency statistics, results of detailed loan and regulatory reviews, borrowers's financial and managerial strengths, the adequacy of underlying collateral, and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and recoveries on previously charged-off loans, and is reduced by actual charge-offs. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examination.

     A substantial portion of the Company's loans are secured by real estate in the Company's market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recoverability of a substantial portion of the carrying amount of real estate owned is susceptible to changes in economic and market conditions in the market area. However, management believes that the allowance for loan losses is adequate and that the value assigned to properties included in real estate owned and land acquired for development and resale do not exceed their current estimated fair values less estimated costs to sell.

Income Taxes

     The Company and its wholly owned subsidiaries file a consolidated federal income tax return. Deferred income taxes result from recognizing items of income or expense in one time period for tax reporting and in another for financial reporting purposes.

     Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction. The maximum amount of this deduction is 8% of taxable income.

Capital

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized".

     To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. The Bank's regulatory capital ratios exceed the "well capitalized" ratio requirements of 10% total risk-based capital, 6.0% Tier 1 risk-based capital and a 5.0% leverage ratio.

Earnings per share

     Earnings per share have been calculated based on the weighted average number of shares of common stock outstanding for the respective periods. Stock options are considered common stock equivalents and are included in the computation of the number of outstanding shares using the treasury stock method, unless anti-dilutive. Earnings per share has been restated to reflect the stock splits and stock dividends.

2. Acquisitions

     On August 27, 1993, the Company completed the acquisition from the Resolution Trust Corporation ("RTC") of the Home Unity Penn Treaty branch. The office is located in the Fishtown section of Philadelphia. At closing, the Company assumed deposits of approximately $22.8 million and acquired assets consisting primarily of value associated with the deposit base of approximately $258 thousand, and cash, collateral loans and other assets of approximately $75 thousand.

     On March 25, 1994, the Company completed the acquisition from the RTC of the Abraham Lincoln Fairless Hills branch, which is located in a suburb of Philadelphia. At closing, the Company assumed liabilities of $20.1 million consisting primarily of deposits of approximately $20.0 million and acquired assets consisting primarily of value associated with the deposit base of approximately $1.5 million, and cash and other assets of approximately $228 thousand.

     On September 16, 1994, the Company completed the acquisition from the RTC of the Second National 18th & JFK and Chestnut Hill branches, which are located in Philadelphia. At closing, the Company assumed deposits of approximately $62.1 million and acquired assets consisting primarily of value associated with the deposit base of approximately $2.7 million, and cash, collateral loans and other assets of approximately $96 thousand.

     All of the acquisitions were accounted for using the purchase method and did not have a significant impact upon reported earnings in the year which the acquisitions took place. Core deposit intangibles of $1.1 million were amortized over 10 years and other intangibles of $3.1 million were amortized over 15 years.

3.  Stockholders' Equity

     OTS regulations require that mutual associations converting to stock form of ownership establish a "Liquidation Account" in an amount equal to the total net worth of the association as of the date of the latest balance sheet contained in the final offering circular. Each eligible savings account holder is entitled to a proportionate share (subaccount) of this amount in the event of a complete liquidation of the association, and only in such event. This subaccount is reduced if the subaccount holders' savings deposits fall below the amount at the date of record and will cease to exist if the savings account is closed. The liquidation account will never be increased despite any increase after conversion in the related savings deposits of a subaccount holder. At the time of its conversion to a stock form of ownership, the Bank's liquidation account was approximately $18,737,000. The Bank's liquidation account at December 31, 1995 was approximately $4,500,000.

     The creation and maintenance of the liquidation account does not restrict use or application of any of the stockholders' equity accounts of the Bank except that the Bank may not declare or pay any cash dividend on or repurchase any of its common stock, if the effect of such dividend or repurchase would be to cause the stockholders' equity of the Bank to be reduced below the aggregate amount then required for the liquidation account or the regulatory net worth requirement.

     The Company offers to its stockholders a Dividend Reinvestment and Stock Purchase Plan, which provides participants with a method of reinvesting all or a portion of cash dividends paid on shares of common stock in additional shares of common stock without the payment of brokerage commissions or charges. Shares purchased under such plan are purchased in the open market.

     The Board of Directors of the Company declared a special 10% stock dividend to shareholders in the form of a dividend and was paid on February 1, 1996 to shareholders on record on January 2, 1996. This is the third stock dividend in the last three years that the Company has declared and paid.

4. Stock Option Plan

     The Company's Incentive Stock Option Plan provides for the grant of incentive options to directors and certain employees of the Company and its subsidiaries and the grant of non-incentive options to directors who are not full-time employees of the Company and its subsidiaries. The option plan is administered by a stock option committee which consists of three directors of the Company, none of whom are eligible to receive options. The exercise price under the option plan must be at least equal to the fair market value of the shares on the date of grant, and no option may be exercisable after the expiration of ten years from the date it is granted.

     Under the Company's original option plan, 367,356 shares of Common Stock have been reserved for issuance, of which a total of 367,167 stock options have been granted since inception of the plan at an option price of $4.32 per share (after adjustment for the 10% stock dividends). The maximum number of shares subject to the option plan may be adjusted for a change in capitalization or reorganization. The option plan is designed primarily as an incentive for full time employees responsible for the decision making, policy formation and personnel supervision functions that most directly affect the earnings of the Company and the welfare of its subsidiaries. Since the inception of the stock option plan, 216,627 stock options were exercised and 12,345 stock options have been forfeited.

     On December 21, 1994, the Board of Directors of the Company adopted an Incentive Stock Option Plan ("Option Plan") also for the benefit of officers and other full-time employees of the Company and its subsidiaries. The Option Plan provides for the grant of non-incentive options to directors who are not full time employees of the Company. The Option Plan was approved by the shareholers at the April 19, 1995 annual meeting. Under the Option Plan, 388,978 shares of common stock, par value $1.00 per share, have been reserved for issuance of which a total of 99,000 shares have been granted at an option price of $17.95 per share as of December 31, 1995. The Board of Directors had also reserved 100,000 shares of common stock, par value $1.00 per share, for options granted to one officer

     The following schedule summarizes stock option activity and status on an after stock-split basis:

                                                              December 31,
--------------------------------------------------------------------------------
                                                          1994            1995
--------------------------------------------------------------------------------
Outstanding at beginning of period                      143,066         150,657
Granted                                                  85,628          94,000
Exercised                                               (78,037)           (110)
--------------------------------------------------------------------------------
Outstanding at end of period                            150,657         244,547
================================================================================

5. Investment Securities

     Investment securities at December 31, 1994 and 1995 were comprised of the following (dollars in thousands):

                                                   1994                                                   1995
----------------------------------------------------------------------------------------------------------------------------
                                            Gross        Gross                               Gross        Gross
                                Amortized Unrealized   Unrealized      Fair    Amortized   Unrealized   Unrealized     Fair
                                 Cost       Gains       Losses        Value      Cost        Gains        Losses      Value
----------------------------------------------------------------------------------------------------------------------------
Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
State and municipal             $ 6,163     $  --       $   (283)    $ 5,880    $  --         $--        $   --      $  --
Small Business Association
  Certificates                    4,254        --             (1)      4,253       --          --            --         --
US Govt & US Govt Agency
  obligations                      --          --           --          --       11,830       141            --       11,971
Marketable equity securities:
  FHLB of Pittsburgh
    stock                          --          --           --          --        1,750        --            --        1,750
  FNMA stock                       --          --           --          --            3        --            --            3
  Atlantic Central Bankers
    Bank Stock                     --          --           --          --           75        --            --           75
  Financial Institutions
     Insurance Group Stock         --          --           --          --           50        --            --           50
----------------------------------------------------------------------------------------------------------------------------
                                $10,417     $  --       $   (284)    $10,133    $13,708     $ 141        $   --      $13,849
============================================================================================================================

Available for Sale
----------------------------------------------------------------------------------------------------------------------------
U.S. Government and
  U.S. Government
  Agency obligations            $47,140     $  --       $ (2,100)    $45,040    $ 6,124     $  16        $    (41)   $ 6,099
SBA Certificates                   --          --           --          --       17,233        55              (1)    17,287
Certificate of Deposits             187        --           --           187        477        --            --          477
Corporate Notes/Bonds             1,121           2           (6)      1,117       --          --            --         --
Marketable equity
 securities:
  Federal Home Loan Bank
    of Pittsburgh Stock           2,471        --           --         2,471       --          --            --         --
  FNMA Stock                          3        --           --             3       --          --            --         --
  Atlantic Central Bankers
    Bank Stock                       75        --           --            75       --          --            --         --
  Financial Institutions
    Insurance Group Stock            50        --           --            50       --          --            --         --
----------------------------------------------------------------------------------------------------------------------------
                                $51,047     $     2     $ (2,106)    $48,943    $23,834     $  71        $    (42)   $23,863
============================================================================================================================

     Gross gains of $157,000, $0 and $341,000 and gross losses of $0, $168,000 and $363,000 were realized on sales of investment securities for the years ended December 31, 1993, 1994 and 1995, respectively.

     At December 31, 1995, the Company had structured notes of $11,830,000 in its securities held to maturity portfolio compared to $13,000,000 in its securities available for sale portfolio at December 31, 1994 comprised of U.S. Government Agency step-up notes. At December 31, 1995, a net unrealized gain of $141,000 was associated with the Company's structured notes.

     The amortized cost and estimated market value of investments securities at December 31, 1995, by contractual maturity are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalities.

                                                  HELD TO MATURITY            AVAILABLE FOR SALE
-------------------------------------------------------------------------------------------------------
                                                               Weighted                        Weighted
                                         Amortized     Fair    Average   Amortized     Fair    Average
                                            Cost      Value     Yield       Cost      Value     Yield
-------------------------------------------------------------------------------------------------------
Due in one year of less                   $ 2,952    $ 2,998    5.43%     $ 2,477    $ 2,481    7.21%
Due after one year through five years       8,878      8,973    5.41%       5,210      5,181    7.65%
Due after five years through ten years       --         --        --        8,454      8,486    9.09%
Due after ten years                          --         --        --        7,693      7,715    8.64%
-------------------------------------------------------------------------------------------------------
                                           11,830     11,971    5.12%      23,834     23,863    8.43%

Marketable equity securities                1,878      1,878    6.42%        --         --       --
-------------------------------------------------------------------------------------------------------
                                          $13,708    $13,849    5.30%     $23,834    $23,863    8.43%
=======================================================================================================

6. Mortgage-backed Securities

     Mortgage-backed securities at December 31, 1994 and 1995 were comprised of the following (dollars in thousands):

                                                   1994                                             1995
------------------------------------------------------------------------------------------------------------------------
                                         Gross       Gross                               Gross        Gross
                           Amortized   Unrealized  Unrealized    Fair      Amortized   Unrealized   Unrealized    Fair
                             Cost        Gains       Losses      Value       Cost        Gains        Losses      Value
------------------------------------------------------------------------------------------------------------------------
GNMA pass-through
  certificates             $   --      $  --       $    --       $   --      $    22    $  --       $   --       $    22
FHLMC pass-through
  certificates                 --         --            --           --          207       --             (1)        206
Collateralized mortgage
  obligations                  --         --            --           --       80,855      1,031          (69)     81,817
------------------------------------------------------------------------------------------------------------------------
                           $   --      $  --       $    --       $   --      $81,084    $ 1,031     $    (70)    $82,045
========================================================================================================================

Available for Sale
------------------------------------------------------------------------------------------------------------------------
GNMA pass-through
  certificates             $ 15,720    $     1     $    (966)    $ 14,755    $11,773    $    87     $    (91)    $11,769
FHLMC pass-through
  certificates                7,968       --            (537)       7,431      4,962         16          (86)      4,892
FNMA pass-through
  certificates               14,018       --            (484)      13,534     10,062         41          (32)     10,071
Mortgage pass-through
  obligations                   178       --              (8)         170        158       --           --           158
Collateralized mortgage
  obligations                91,079       --          (6,516)      84,563     28,615         27         (793)     27,849
------------------------------------------------------------------------------------------------------------------------
                           $128,963    $     1     $  (8,511)    $120,453    $55,570    $   171     $ (1,002)    $54,739
========================================================================================================================

     Gross gains of $0, $0 and $481,000 and gross losses of $0, $0 and $16,000 were realized on sales of mortgage-backed securities for the years ended December 31, 1993, 1994 and 1995, respectively.

     On December 22, 1995, the Company reclassified $11,112,000 in debt securities from held to maturity to available for sale. The net unrealized gain at the time of reclassification was $17,000.

     Interest rate risk is reduced through investments in medium term Collateralized Mortgage Obligations ("CMOs") and Adjustable Rate Mortgages. Approximately 96% of the CMO investments are U.S. Agency or backed by U.S. Agency collateral and have average lives less than 4.7 years. The market value of mortgage-backed securities are inversely related to interest rates, market values generally rise as interest rates fall, and fall as interest rates rise. Prepayment speeds, which are partly a function of interest rates, also influence mortgage-backed security performance.

7. Loans Receivable

     Loans receivable at December 31, 1993, 1994 and 1995 were comprised of the following (dollars in thousands):

                                            1993          1994          1995
--------------------------------------------------------------------------------
First mortgage loans:
  Residential:
    One to four units                     $ 123,400     $ 140,065     $ 157,816
    Over four units                           4,648         4,148         1,597
  Commercial and land                        49,507        62,240        66,024
  Construction (net of loans in
   process of $17,291, $17,148 and
   $17,033)                                  40,713        34,395        25,231
--------------------------------------------------------------------------------
      Total first mortgage loans            218,268       240,848       250,668
--------------------------------------------------------------------------------
Other loans:
  Commercial                                 35,990        35,350        35,666
  Installment                                46,379        52,249        61,433
  Loans on savings accounts                   1,135         1,464         1,119
--------------------------------------------------------------------------------
    Total other loans                        83,504        89,063        98,218
--------------------------------------------------------------------------------
    Total loans                             301,772       329,911       348,886

Deferred loan fees                           (1,752)       (1,298)         (392)
Allowance for possible loan losses           (3,966)       (4,285)       (3,764)
--------------------------------------------------------------------------------
Total loans receivable, net               $ 296,054     $ 324,328     $ 344,730
================================================================================

     At December 31, 1994 and 1995, the principal amounts of outstanding loans on a non-accrual basis was approximately $4,320,000 and $2,980,000. Interest income not accrued for non-accrual loans for the years ended December 31, 1993, 1994 and 1995 was approximately $350,000, $299,000 and $246,000, respectively.

     At December 31, 1995, there were no loans for which impairment was required to be recognized under SFAS No. 114 and 118.

     The Bank is principally a local lender and therefore has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located primarily in Philadelphia, Montgomery and Bucks counties.

     In addition, the Company has taken a deed in lieu of foreclosure of a condominium project of approximately $10.1 million. Such amounts are classified as land acquired for development and resale. Interest income not recorded on the project was approximately $800,000 for the year ended December 31, 1995.

     The following is a summary of the activity in the allowance for loan losses for the years ended December 31, 1993, 1994, and 1995 (dollars in thousands):

                                              1993          1994          1995
--------------------------------------------------------------------------------
Balance at beginning of period              $ 3,202       $ 3,966       $ 4,285
Provision for loan losses                     1,442         1,243           644
Recoveries                                      173           126           183
Losses charged against allowance               (851)       (1,050)       (1,348)
--------------------------------------------------------------------------------
Balance at end of period                    $ 3,966       $ 4,285       $ 3,764
================================================================================

     The following is an analysis of loans to directors and officers for the years ended December 31, 1995 (dollars in thousands):

                                                                          1995
--------------------------------------------------------------------------------
Balance at beginning of period                                          $ 2,653
Additions                                                                   539
Repayments                                                                 (534)
--------------------------------------------------------------------------------
Balance at end of period                                                $ 2,658
================================================================================

     The loans to directors and officers are based upon substantially the same underwriting criteria as those generally used by the Bank and do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1993, 1994 and 1995, the outstanding loans to directors and officers was $2,094,000, $2,653,000 and $2,658,000 respectively.

     At December 31, 1993, 1994 and 1995, the Bank was servicing loans for others in the amount of $33,790,000, $34,462,000, and $17,649,000 respectively.
Loan servicing income for the years ended December 31, 1993, 1994, and 1995 was $(28,000), $123,000, and $217,000 respectively.

8. Property and Equipment

     Property and equipment, less accumulated depreciation and amortization, are summarized by major classification at December 31, 1994 and 1995 as follows (dollars in thousands):

                                                            1994          1995
--------------------------------------------------------------------------------
Land                                                     $    606      $    606
Buildings                                                   7,009         7,166
Furniture and equipment                                     4,906         6,210
Leasehold improvements                                        567           568
--------------------------------------------------------------------------------
                                                           13,088        14,550
Less accumulated depreciation and amortization             (4,191)       (5,321)
--------------------------------------------------------------------------------

$                                                        $  8,897      $  9,229
================================================================================

     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $828,000, $939,000 and $1,151,000, respectively.

9. Deposits

     Deposits at December 31, 1994 and 1995 consisted of the following (dollars in thousands):

                                         1994                     1995
--------------------------------------------------------------------------------
                              Interest            % of  Interest            % of
                               Rate     Amount   Total   Rate     Amount   Total
--------------------------------------------------------------------------------
NOW accounts                   1.49%  $ 23,487   5.25%   1.22%  $ 25,884   5.43%
Money market deposit accounts  2.94%    80,007  17.87%   3.73%    93,580  19.64%
Passbook and club accounts     2.04%    66,293  14.81%   2.05%    61,363  12.88%
Commercial checking accounts     --     35,451   7.92%     --     44,366   9.31%
                                      -------- -------          -------- -------
                                       205,238  45.85%           225,193  47.26%
                                      -------- -------          -------- -------


IRA accounts                   5.43%    55,420  12.38%    5.87%   56,157  11.78%
14 to 31 day certificates      4.39%       149   0.03%    5.96%      462   0.10%
91 day certificate accounts    3.94%     5,301   1.18%    5.21%   11,374   2.39%
Certificates with a
  $100,000 minimum balance
  1 to 57 month maturities     5.33%    27,421   6.13%    5.67%   26,095   5.48%
6 month certificates           4.00%    28,914   6.46%    4.61%   17,807   3.74%
9 month certificates           5.72%     5,517   1.23%    5.06%   28,653   6.01%
18 month certificates          6.16%     1,825   0.41%    5.92%   11,027   2.31%
12 to 24 month certificates    3.86%    38,587   8.62%    4.98%   24,052   5.05%
30 to 60 month certificates    5.53%    69,479  15.52%    5.34%   64,357  13.50%
72 to 120 month certificates   5.86%     9,800   2.19%    5.98%   11,362   2.38%
                                      -------- -------          -------- -------
                                       242,413  54.15%           251,346  52.74%
                                      -------- -------          -------- -------
                                      $447,651 100.00%          $476,539 100.00%
                                      ======== =======          ======== =======

A summary of certificates by maturity at December 31, 1995 follows (dollars in thousands):

         Years Ending December 31,                Amount      % of Total
------------------------------------------------------------------------
                  1996                          $166,370        58.20%
                  1997                            28,625        14.37%
                  1998                            19,300         6.88%
                  1999                            14,232         5.84%
                  Thereafter                      22,819         9.08%
------------------------------------------------------------------------
                                                $251,346        100.00%
========================================================================

     Interest expense on deposit accounts for the years ended December 31, 1993, 1994, and 1995 as follows (dollars in thousands):

                                                  1993       1994       1995
----------------------------------------------------------------------------
NOW accounts                                   $    281   $    291   $    284
Money market deposit accounts                     1,908      2,171      3,161
Passbook and club accounts                        1,331      1,334      1,291
Time deposits                                     8,994      9,923     13,594
-----------------------------------------------------------------------------
                                               $ 12,514   $ 13,719   $ 18,330
=============================================================================

10. Advances from Federal Home Loan Bank of Pittsburgh

     Under terms of its collateral agreement, the Bank is required to maintain otherwise unencumbered qualifying assets in an amount of at least as much as advances from The Federal Home Loan Bank of Pittsburgh. The advances had maturities and weighted interest rates as follows at December 31, 1994 and 1995 (dollars in thousands):

                                            December 31,
--------------------------------------------------------------------------------
                                   1994                   1995
--------------------------------------------------------------------------------
                                        Weighted                 Weighted
                                        Interest                 Interest
Maturing Period            Amount         Rate      Amount         Rate
--------------------------------------------------------------------------------
1995                        $2,000       5.89%      $  --            --
1996                         2,000       4.82%       12,000        5.79%
1998                         2,000       5.43%        2,000        5.43%
--------------------------------------------------------------------------------
                            $6,000       5.38%      $14,000        5.74%
================================================================================

11. Other Borrowed Money

     Other borrowed money at December 31, 1993, 1994 and 1995 was comprised of the following (dollars in thousands):

                                                   1993      1994      1995
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase
  with a weighted average interest rate of
  3.35% in 1993, 6.27% in 1994 and 5.75%
  in 1995                                        $16,914   $53,381   $34,844

Repo plus agreements with the Federal Home
  Loan Bank of Pittsburgh with a weighted
  average interest rate of 0% in 1993, 0%
  in 1994 and 5.79% in 1995                          --        --     20,000

Mortgage loans, secured by real estate payable
  in monthly installments, bearing interest at
  a weighted interest rate of 4.50% in 1993,
  6.38% in 1994 and 0.00% in 1995                    350       329       --
--------------------------------------------------------------------------------
                                                 $17,264   $53,710   $54,844
================================================================================

     The Bank has entered to repurchase agreements which are collateralized by investment and mortgage-backed securities with a carrying value, including accrued interest of $17,844,000, $58,344,000 and $46,386,000 at December 31,
1993, 1994 and 1995, respectively. The market value of the underlying collateral was $17,756,000, $54,823,000 and $44,599,000 at December 31, 1993, 1994 and
1995, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the year was $16,914,000, $53,381,000, and $54,844,000 at
December 31, 1993, 1994 and 1995 and the average balance outstanding for the year was $3,636,000, $23,575,000 $50,229,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     The foregoing includes repurchase agreements with the Federal Home Loan Bank of Pittsburgh under its repo plus program. These agreements do not identify specific securities as collateral.

12. Employee Benefit Plans

     The Bank's defined benefit plan was terminated and all plan liabilities were rolled over into the Company's retirement savings plan (401(k) Savings
Plan).

     Under the 401(k) plan employees can contribute up to 15% of their compensation to this plan. The Bank contributes 50% of the employee contribution up to 6% of compensation. The Bank contributed $224,000, $223,000 and $210,000 into this plan during the years ended December 31, 1993, 1994 and 1995, respectively. The plan also includes a profit sharing feature. Under this feature, all eligible employees share in the Company's profit sharing contributions. The Bank contributed 66 2/3% of the employee's contribution up to 6% of compensation. The contributions for 1993, 1994 and 1995 were $98,000, $168,000 and $134,000, respectively.

     The Bank has entered into individual contracts with two senior executives to provided supplemental benefits after retirement. The benefit under one contract is based on the executive's average annual compensation for five years offset by social security and qualified retirement plan payments. The second contract provides a flat benefit offset by social security and regular retirement plan payments. The benefits provided under these individual contracts are not funded. The amounts expensed for these contracts for the years ended December 31, 1993, 1994 and 1995 were $254,000, $190,000 and $0.

     The Company does not provide post-retirement benefits nor post-employment benefits to its employees other than the 401(k) Savings Plan as may be required by applicable law.

13. Income Taxes

     The provision (and benefit) for income taxes for the years ended December 31, 1993, 1994 and 1995 consisted of the following (dollars in thousands):

                                     1993           1994         1995
--------------------------------------------------------------------------------
          Current:
            State                   $   644        $  286       $  543
            Federal                   3,169         2,592        2,693
--------------------------------------------------------------------------------
                                      3,813         2,878        3,236

          Deferred:
            State                       (24)         --           --
            Federal                    (440)          263          262
--------------------------------------------------------------------------------
                                       (464)          263          262
--------------------------------------------------------------------------------
                                    $ 3,349        $3,141       $3,498
================================================================================

     The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 differed from the statutory rate due to the following (dollars in thousands):

                                            1993        1994        1995
--------------------------------------------------------------------------------
          Pretax income                  $ 8,733     $ 8,949     $ 9,351
--------------------------------------------------------------------------------
          Tax at statutory rate            2,982       3,043       3,179
          Tax exempt interest                (17)        (97)       (123)
          State taxes, net of federal
            benefit and other                425         189         358
          Other, net                         (41)          6          84
--------------------------------------------------------------------------------
                                         $ 3,349     $ 3,141     $ 3,498
================================================================================

     Deferred income taxes result from temporary differences in recording certain revenues and expenses for financial reporting purposes. The deferred tax assets at December 31, 1993, 1994, and 1995 consisted of the following debits and (credits):

                                         1993      1994      1995
--------------------------------------------------------------------------------
          Deferred tax assets
          Provision for loan losses
           and REO losses              $1,354    $1,471    $1,217
          Deferred loan fees              596       589       401
          Deferred
           compensation                   465       525       514
          Valuation adjustment
           for debt securities            204     3,953       862
          Other, net                      270       300       362
--------------------------------------------------------------------------------
          Gross deferred tax
           assets                       2,889     6,838     3,405
--------------------------------------------------------------------------------

          Deferred tax liabilities
          Loss on sale of loans            51        36        23
          FDIC insurance
           premium                       --         203       268
          Valuation adjustment
           for debt securities           --         179      --
          Depreciation                    246       342       383
          Other                            25        25        31
--------------------------------------------------------------------------------
          Gross deferred tax
           liabilities                    322       785       705
--------------------------------------------------------------------------------
          Net deferred tax
           assets                      $2,567    $6,053    $2,700
================================================================================

     Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized. Such items consisted primarily of unrealized losses on certain investments in debt and equity securities accounted for under SFAS 115,

     In January 1996 the Bank settled its outstanding case with the IRS in connection with the examination of its 1980 and subsequent tax year returns. The United States Tax Court ruled in favor of the IRS on the issue of the permissibility of reducing the basis of assets by the early withdrawal penalty on savings certificates. The Bank had previously accrued the estimated liability for the amount of interest due relating to this issue, and the actual amount payable will not be materially different.

     The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

     As discussed in note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $1,055,000 has been calculated as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

     Retained earnings at December 31, 1995, the latest tax year end, include earnings of approximately $7.7 million representing bad debt deductions for which no provision for federal income taxes has been made.

14. Fair Value of Financial Instruments

     The Company is required to disclose information about the fair value of financial instruments.

     The limitations on the making of estimates of fair value are: Estimates are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instruments. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of "fair value" are based on a number of subjective assumptions. Such assumptions include perceived risks associated with these financial instruments, market rates of discount, and expected durations. Given the uncertainties associated with these estimates, the reported "fair values" represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions would likely result in different "fair value" estimates.

     Under SFAS 107, the fair value of deposit accounts with no stated maturity is equal to their carrying amount. This approach excludes significant benefits that result from the low-cost funding provided by such deposits.

     The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1995:

          Cash and Short Term Investments: Current carrying amounts approximate estimated fair value.

          Securities: Current quoted market prices are used to determine fair value.

          Net Loans: The fair value of loans was estimated using a duration method which approximates the effect of discounting the estimated future cash flows over the expected repayment periods for loans using rates which consider credit risk, servicing costs and other relevant factors.

          Deposits with no stated maturity: Current carrying amounts approximate estimated fair value.

          Time Deposits: Fair value was estimated using a duration method which approximates the effect of discounting the estimated future cash flows over the expected periods using rates which consider alternative borrowing costs, servicing costs and other relevant factors.

          Other Borrowed Funds: Fair value was estimated using a duration method which approximates the effect of discounting the estimated cash flows over the expected periods using rates which consider alternative borrowing costs.

     Off-balance sheet financial instruments: Commitments to extend credit and standby letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and standby letters of credit, the majority of which carry current interest rates, are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. However, the estimated net amount payable (receivable) represents the fees currently charged to enter into similar agreements, taking into account the remaining term of the agreement and the present credit risk assessment of the counter-party.

     The Company enters into derivative instruments primarily to hedge the interest rate risk associated with various assets and liabilities. Such hedge instruments generally take the form of interest rate swaps. In part through the use of these instruments, the Company strives to be essentially insensitive to changes in interest rates within reasonable ranges (i.e., plus or minus 200 basis points). Such instruments are subject to the same type of credit and market risk as other financial instruments, and are monitored and controlled in accordance with the Company's credit and risk management policies.

     On May 4, 1994, the Company entered into an interest rate swap with the Federal Home Loan Bank of Pittsburgh ("FHLB" ) for $5,000,000 notional amount with a term of 6 years due May 6, 2000. The swap hedges approximately $5,000,000 in 7 year fixed rate retail CD's with a remaining term to maturity of 6.1 years. FHLB pays the Company a fixed rate of 7.01% and the Company in turn pays FHLB a floating rate based on the London Interbank Offered Rate ("Libor") which as of December 31, 1995 was 5.938%.

Estimated
Fair Value of Financial Instruments     Carrying Amount        Fair Value
--------------------------------------------------------------------------------
                                                (dollars in millions)
Financial Assets:
         Cash                             $   48.0             $   48.0
         Investments                          37.5                 37.5
         Mortgage-backed securities          135.9                135.8
         Net Loans(A)                        351.5                354.1

Financial Liabilities:
         Deposits with no stated
            maturity                         225.2                225.2
         Time Deposits                       251.3                251.2
         Other Borrowed Funds and FHLB
            Advances                          68.8                 68.8

(A) The carrying amount of net loans includes loans receivable net and loans held for sale.

                                         Contract or        Net Amount
                                         Notional Amount    Payable (Receivable)
                                         ---------------    --------------------
Off-balance sheet financial
  instruments:
    Commitments to extend credit             20.2              0.1
    Standby letters of credit                 1.6               --
    Commercial loan commitments              12.2              0.3
    Loan commitments                          4.9               --
    Loans in process for construction
      loans                                  17.0               --
    Interest rate swap                        5.0             (0.3)


15. Commitments and Contingencies

     In the normal course of business, the Company enters into financial instruments which are not recorded in the consolidated financial statements but are required to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The following is a summary of significant commitments and contingent liabilities:

                                                       December 31,
--------------------------------------------------------------------------------
                                                 1994               1995
--------------------------------------------------------------------------------
Loan commitments:
   Fixed rate (rates ranging                 $ 1,168,000        $ 2,195,000
     from 7.25% to 9.63% in 1994
     and 6.13% to 8.50% in 1995)
   Variable rate (rates ranging                2,867,000          2,735,000
     from 4.88% to 8.50% in 1994
     and 6.38% to 9.95% in 1995)
Commercial loan commitments                    5,618,000         12,163,000
Standby letters of credit                      3,506,000          1,621,000
Commitments to extend credit                   6,228,000         20,211,000
Commitments to sell residential loans            165,000               --
Construction loans in process                 17,148,000         17,033,000

     The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank Board. The amounts of these reserve balances for the reserve computation periods which included December 31, 1994 and 1995 were $1,760,000 and $3,060,000, respectively, which amounts were satisfied through the restriction of vault cash.

     The Company is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the consolidated financial position or results of operations. The Company has entered into employment agreements with certain officers, which range from three to five years. Under the terms of such agreements, the Company was obligated on December 31, 1995 to pay, under current base salary levels, an aggregate amount of $2,539,766 over the remaining term. In the event employment is terminated under circumstances as defined by the agreements, the employees may be entitled to severance pay equal to between 1.00 and 2.99 times their base salaries.

     In connection with the operation of certain branch offices, the Bank has entered into operating leases for periods ranging from one to five years. Total rental expense for the years ended December 31, 1993, 1994 and 1995 was $155,000, $200,000, and $357,000, respectively. Future minimum lease payments under such operating leases are $399,000, $403,000, $391,000, $346,000, and
$227,000 for the years ended December 31, 1996 through 2000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Parent Company Financial Information

     Presented below are the parent company only financial statements as of December 31, 1994, and 1995 (dollars in thousands):

                               Prime Bancorp, Inc.
                              (parent company only)
                        Statements of Financial Condition

                                                               December 31,
--------------------------------------------------------------------------------
                                                             1994       1995
--------------------------------------------------------------------------------
Assets:
  Cash on deposit with subsidiary                          $   660    $   599
  Investments in bank subsidiaries                          42,590     50,101
  Investments in non-bank subsidiaries                       4,830      6,048
--------------------------------------------------------------------------------
    Total Assets                                           $48,080    $56,748
================================================================================
Liabilities and stockholders' equity:
  Liabilities:
    Other liabilities                                          439        501
--------------------------------------------------------------------------------
       Total liabilities                                       439        501
--------------------------------------------------------------------------------

Shareholders'equity:
  Common stock                                               3,890      3,890
  Additional paid-in capital                                30,455     30,455
  Retained earnings                                         14,111     22,717
  Treasury stock (184,063 shares at cost)                     (815)      (815)
--------------------------------------------------------------------------------
    Total stockholders' equity                              47,641     56,247
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity             $48,080    $56,748
================================================================================

                            Statements of Operations
                                                           December 31,
--------------------------------------------------------------------------------
                                                   1993        1994        1995
--------------------------------------------------------------------------------
Income:
  Dividends and interest from
    subsidiary                                    $  681      $2,928      $3,008
  Equity in undistributed income
    of subsidiaries                                5,878       2,919       2,875
--------------------------------------------------------------------------------
    Total income                                   6,559       5,847       5,883
Operating expense                                     80          39          30
--------------------------------------------------------------------------------
Net income                                        $6,479      $5,808      $5,853
================================================================================

                            Statements of Cash Flows

Cash flows from operating activities:
  Net income                                         $ 6,479   $ 5,808  $ 5,853
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed income of subsidiaries   (5,878)   (2,919)  (2,875)
     Increase (decrease) in liabilities                   (6)      (20)       3
-------------------------------------------------------------------------------
        Net cash provided by net operating activities    595     2,869    2,981
-------------------------------------------------------------------------------

Cash flows from investing activities:
  Contribution to subsidiaries                             0    (1,000)    (750)
-------------------------------------------------------------------------------
     Cash used in investing activities                     0    (1,000)    (750)

Cash flows from financing activities:
  Stock options exercised                                327       333        0
  Cash dividends paid                                 (1,778)   (1,763)  (2,292)
-------------------------------------------------------------------------------
     Net cash used in financing activities            (1,451)   (1,430)  (2,292)
-------------------------------------------------------------------------------
     Net increase in cash                               (856)      439      (61)

Cash and cash equivalents:
  Beginning of year                                    1,077       221      660
  End of year                                        $   221   $   660  $   599
===============================================================================
Supplemental disclosure of cash flow information:
Tax benefit from exercise of stock options           $    66   $    41  $  --

                  Management's Statement on Financial Reporting

Management of Prime Bancorp, Inc. is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (Thrift Financial Report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed the Company's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1995. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1995, the Company maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Thrift Financial Report instructions.



_______________________________              ___________________________________
Erwin T. Straw, President & CEO              Walter L. Tillman, Jr. EVP & COO

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable

                                    Part III

Item 10. Directors and Executive Officers of the Registrant.

     The information contained under the caption "Election of Directors" on pages 4 through 6 of the Company's Proxy Statement dated March 18, 1996 is incorporated herein by reference thereto.

     The Bylaws of the Company currently provide that the Board of Directors shall consist of seven members, In accordance with the Certificate of Incorporation and the Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. One class of directors is to be elected annually. The members of each class are to be elected for a term of three years and until their successors are elected and qualified.

     The class of directors serving until 1997 are Frederick G. Betz, Oskar R. Huber and David H. Platt. The class of directors serving until 1998 consists of Joseph G. Markmann, Ernest Larenz and Joseph A. Fluehr, III. The class of directors with terms expiring at this year's Annual Meeting are Mrs. Dorothy M. Bernhard and Messrs Raymond Weinmann and Erwin T. Straw. The Board has nominated Messrs. Raymond L. Weinmann and Erwin T. Straw for re-election at the 1996 Annual Meeting, each for a three-year term ending at the 1999 Annual Meeting and until their successors are elected and qualified. Under Article III, Section 16 of the Company's Bylaws, a director may not serve beyond the annual meeting following the date on which such director attains the age of 70. Because current directors Dorothy M. Bernhard and Joseph G. Markmann have reached age 70, they are ineligible to serve as directors following the 1996 Annual Meeting of Stockholders. The Board of Directors of the Company on December 13, 1995 adopted resolutions accepting the resignation of Oskar R. Huber whose term expires in 1997 and appointing James J. Lynch to fill the vacancy created by the resignation of Mr. Huber from the Board of Directors effective January 29, 1996. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company's nominees.


The following table sets forth certain information regarding management's nominees for the Board of Directors of Prime Bancorp all of whom are currently serving as directors of Prime Bancorp.

                                                          Term of
                                   Position(s) Held     Director of    Office as
                                  with Prime Bancorp   Prime Bancorp   Director
        Name              Age       and Prime Bank         Since       to Expire
--------------------------------------------------------------------------------

Raymond L. Weinmann....    54        Director of           1994             1999
                                     Prime Bancorp and
                                     Prime Bank

Erwin T. Straw.........    66        Chairman of the       1988             1999
                                     Board of Prime
                                     Bancorp and Prime
                                       Bank

     The following table sets forth certain information regarding the members of the Board of Directors who are continuing in office.

Joseph A. Fluehr, III..    50         Secretary of Prime    1988            1998
                                      Bancorp and Director
                                      of Prime Bancorp and
                                      Prime Bank

Ernest Larenz..........    64         Director of Prime     1988            1998
                                      Bancorp and Prime
                                      Bank


Frederick G. Betz......    66         Director of Prime     1988            1997
                                      Bancorp and Prime
                                      Bank

James E. Lynch.........    46         President, Chief      1988            1997
                                      Executive Officer
                                      and Director of Prime
                                      Bancorp and Prime
                                      Bank

David H. Platt.........    47         Director, Prime       1988            1997
                                      Bancorp and Prime
                                      Bank

     The business experience during at least the last five years for each of the nominees and each of the directors continuing in office is as follows:

     Mr. Betz served as a director of Cheltenham from 1988 until the merger/conversion. Presently he is President of Fred Betz and Sons, Inc., a custom home building company located in Southampton, Pennsylvania.

     Mr. Fluehr served as a director of North East from 1983 until the date of the merger/conversion. He is a funeral director and the owner of the Joseph A. Fluehr,III Funeral Home in Richboro, Pennsylvania. He is also the Chairman of the Board of Trustees of St. Mary's Medical Center, a division of the Franciscan Health System, in Langhorne, PA and a Director of St. Joseph's Home for the Aged, Holland, PA.

     Mr. Straw served as President and Chief Executive Officer of Cheltenham Federal Savings and Loan Association ("Cheltenham") from January 1985 until the date of the merger/conversion. Prior to joining Cheltenham, Mr. Straw was employed for 24 years with Cheltenham Bank, ultimately serving as a Vice President. Prior thereto, Mr. Straw spent six years with Household International as a manager in the consumer finance industry.

     Mr. Larenz served as a director of North East from 1976 until the date of the merger/conversion. He is the President of Medicare Management Nursing Homes which is responsible for the operation of various nursing homes. He is also a builder/developer of residential and commercial properties.

     Mr. Lynch served as Executive Vice President of MidLantic Bank from 1994 to 1995. Prior thereto, Mr. Lynch has held various positions within Continental Bank culminating as President from 1992 to 1994. He helped orchestrate Continental's merger with MidLantic. Prior thereto, Mr. Lynch was with First Pennsylvania Bank from 1968 to 1976.

     Mr. Platt served as a director of North East from 1983 until the merger/conversion. He is the President of Somerton Springs Pro-Golf Shoppes which has ten golf shops and two golf facilities throughout the Delaware Valley area. He is also President of the Ballroom at Somerton Springs, Inc. and Newtown Swim Club Inc.

     Mr. Weinmann served as a director of Cheltenham from 1986 until the merger/conversion. Mr. Weinmann is President of The Weinmann Group, a company that provides consulting services to developers and builders. In 1977, he co-founded Meehan-Weinmann, Inc. which became one of the ten largest construction companies in the Delaware Valley, building many of the notable projects in Philadelphia and Atlantic City. In 1983, the company was designated as redeveloper of Conshohocken and was the prime mover of that community's resurgence.

Item 11. Executive Compensation.

     The information contained under the caption "Executive Compensation" on pages 11 through 16 and under the caption "Board Compensation Committee Report on Executive Compensation" on pages 17 and 18 of the Company's definitive Proxy Statement dated March 18, 1996 is incorporated herein by reference.

                             EXECUTIVE COMPENSATION
Remuneration

         Because the business of the Company essentially consists of the business of the Bank no separate cash compensation was paid to executive officers of the Company, all of whom are executive officers of the Bank and received compensation as such. The following table sets forth information as to all cash compensation paid for the year ended December 31, 1995 by the Bank, to each executive officer whose cash compensation exceeded $100,000 during that period, and to all executive officers as a group.

                          SUMMARY COMPENSATION TABLE(1)

                                            Annual
                                        Compensation(2)
                                        ---------------
                                                                    Securities
                                                                    Underlying
Name and Principal                          Salary       Bonus      Options/
    Position                      Year      Amount       Amount        SARs
------------------------------------------------------------------------------

Erwin T. Straw(3)                 1993     $260,000     $ 56,000       --
  President and CEO               1994      286,000      104,000     22,875
                                  1995      293,000       50,000     27,500

Walter L. Tillman, Jr             1993      100,000       10,000       --
  Executive Vice                  1994      110,000       20,000      9,966
  President                       1995      130,000       10,000     11,000
  and Chief Operating
  Officer

(1) The Bank furnishes Mr. Straw with automobiles and also pays certain club dues for Mr. Straw for the purpose of promoting the business of the Bank. The Bank has determined, after reasonable inquiries, that the aggregate amount of any personal benefits from the automobiles and club memberships did not exceed 10% of Mr. Straw's cash compensation for the periods reported and that the aggregate fringe benefits to all executive officers did not exceed 10% of aggregate compensation. Therefore, these items have not been included in the table.

(2) Information regarding group life, health, hospitalization, and medical reimbursement plans maintained by the Company or the Bank is omitted because those plans do not discriminate in scope, terms or operation in favor of executive officers or directors and are generally available to all salaried employees.

(3) Under the Company's Unfunded Executive Benefit Plan, which benefits designated senior officers of the Company and the Bank, upon retirement Mr. Straw would be entitled to a retirement benefit equal to 60% of the average gross compensation paid to Mr. Straw during the five calendar years preceding his retirement, less primary social security benefits and other pension benefits. If Mr. Straw were to die before retirement, the Company's Unfunded Executive Benefit Plan would provide for payments of death benefits in the amount of $13,333.00 per month for 12 months from the date of death, reducing to $6,667.00 per month until 192 months from date of death.

The following table sets forth the number of stock options granted during 1995 by the Named Executives.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                     Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rates of
                                                                                     Stock Price
                                                                                     Appreciation for
                           Individual Grants                                         Option Term
----------------------------------------------------------------------------------------------------------

                           Number of     % of Total
                           Securities    Options/SARs
                           Underlying    Granted to     Exercise or
                           Options/SARs  Employees in   Base Price     Expiration
Name                       Granted       Fiscal Year                      Date           5%        10%
----------------------------------------------------------------------------------------------------------

Erwin T. Straw             27,500        18.46%         $19.75         12/13/2005    $310,500   $  787,000

James J. Lynch(2)          55,000        36.91%         $19.00         01/29/2006    $657,250   $1,665,400

Walter L. Tillman, Jr      11,000         7.38%         $19.75         12/13/2005    $124,200   $  314,800

(1) The number of shares have been restated to reflect the 10% stock dividend payable on February 1, 1996 to shareholders of record on January 2, 1996.

(2) Pursuant to an Employment Agreement dated December 13, 1995, Mr. Lynch was given the contractual right to the issuance of 50,000 shares upon commencement of his employment with the Company on January 29, 1996. As with other stock options granted by the Company, the number of shares was adjusted to 55,000 with the 10% stock dividend payable on February 1, 1996 to shareholders of record on January 2, 1996.

The following table sets forth certain information regarding individual exercises of stock options during 1995 by the Named Executives.

                       AGGREGATED OPTION/SAR EXERCISES AND

                    1995 YEAR-END OPTION/SAR VALUE TABLE (1)

                                          Number of Shares   Value of
                                          Underlying         Unexercised
                      Shares              Unexercised        In-the-Money
                     Acquired             Options/SARs       Options/SARs
                        on       Value    at December        at December
        Name         Exercise  Realized   31, 1995 (#)(2)    31, 1995
--------------------------------------------------------------------------------
($)(2)
Erwin T. Straw          --       $ --         45,796           $  927,369

James J. Lynch          --         --         55,000            1,113,750

Walter L. Tillman, Jr   --         --         20,966              424,562

Value of Common Stock on December 31, 1995 was $20.25 per share.

(1) The number of shares have been restated to reflect the 10% stock dividend payable on February 1, 1996 to shareholders of record on January 2, 1996.

(2)  All of the stock options granted in 1995 are exercisable.

Compensation of Directors

     A description of the standard compensation arrangements for directors of the company and the Bank is set forth under "The Board of Directors and its Committees".

Employment Agreements

     On December 13, 1995, the Board of Directors appointed James J. Lynch, formerly Executive Vice President of MidLantic Bank, as President and CEO of the Company, succeeding Erwin T. Straw. Mr. Straw, who has served as President and CEO of the Bank since 1983, will continue to serve the Company as Chairman of the Board.

     The Company and the Bank have entered into employment agreements with Erwin
T. Straw, James J. Lynch and Walter L. Tillman, Jr.. Mr. Straw's agreement is for a term of six years and provides for an automatic one-year extension on each anniversary date of the agreement commencing on the second anniversary of the agreement, unless notice to the contrary is given by Mr. Straw or the Company to the other. The base salary payable under the agreement is $293,000. Mr. Lynch's agreement is for a term of five years and provides for an automatic one-year extension on each anniversary from the date of commencement of the term unless notice to the contrary is given by Mr. Lynch or the Company to the other. The base salary payment under the agreement is $300,000. In addition, Mr. Lynch will be entitled to a bonus of not less than $100,000 per annum provided that the overall performance of the Company is reasonably consistent with that of previous years. Also, Mr. Lynch is entitled to participate in the Company's Incentive Stock Option Plan and was granted 50,000 shares on January 29, 1996 and an additional 10,000 shares will be granted each year on his anniversary date for the next five years. Tillman's agreement is for a term of three years and provides for an automatic one-year extension on each anniversary date of the agreement commencing on the second anniversary of the agreement unless notice to the contrary is given by Mr. Tillman or Prime Bancorp to the other. The base salary payable under the agreement is $130,000. The Company currently renewed these agreements on similar terms. The employment agreements also provide, among other things, for participation in any bonuses which the Boards of Directors, in its discretion, may authorize from time to time, as well as participation in stock options and other benefits applicable to executive personnel.

     In connection with a termination of employment by the employees for "good reason," other than in connection with a change of control, such as for breach of contract or a purported termination not affected pursuant to a notice of termination, the agreements provide for severance payments. Mr. Straw's and Lynch's agreement provide that such payments would be equal to the annual base salary in effect as of the date of termination multiplied by the greater of the number of years (including partial years) remaining under the agreement or the number 2.99. The agreement for Mr.Tillman provides that such payments would be equal to the employee's annual base salary in effect as of the date of termination multiplied by the number of years (including partial years) remaining in the term of employment.

     Assuming that Messrs. Straw, Lynch and Tillman, continue to earn their current base salaries, plus bonuses equal to those earned for 1995, their maximum severance payments upon a termination for good reason, not in connection with a change of control, would approximate $876,070, $1,500,000 and $162,500, respectively.

     "Good reason," according to the agreements, also includes, subsequent to a change in control of Prime Bancorp and without the employee's express written consent, the assignment of the employee to duties inconsistent with those performed immediately prior to the change in control, a change in the employee's reporting responsibilities, title or office, any removal of the employee from, or any failure to re-elect the employee to, any such position, a reduction in annual salary, the failure of Prime Bancorp to continue for him any bonus, benefit or compensation plan or any action that would affect adversely participation in or materially reduce his benefits under any such plan. The agreements define "change in control" to include any of the following: (1) any change in control required to be reported pursuant to item 5(f) of Schedule 14A, promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 25% or more of the combined voting power of Prime Bancorp's then outstanding securities; or (3) during any period of two consecutive years, there is a change in the majority of the Board of Directors for any reason, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     If Mr. Straw terminates his employment for "good reason" in connection with a change in control, he will receive severance payments covering the remaining term of his agreement equal to the product of the number 2.99 multiplied by his average aggregate annual compensation includable in his gross income for federal income tax purposes for the past five calendar years. If Mr. Lynch similarly terminates his employment, he is entitled to severance payments equal to the product of his annual base salary in effect as of the date of termination by the greater number of years remaining in the term of his contract or the number
2.99. If Mr. Tillman similarly terminates his employment, he is entitled to severance payments equal to the product of his annual base salary in effect as of the date of termination and the number of years (including partial years) remaining in the term of his employment. All such severance payments will be paid in a lump sum on or before the fifth day following the date of termination. However, if the severance payments would be deemed to constitute "parachute payments" under Section 280G of the Internal Revenue Code (the "Code") of 1986, as amended, the severance payments will be reduced to the extent necessary to ensure that no portion of the severance payments are subject to the excise tax imposed by Section 4999 of the Code.

     Assuming that Messrs. Straw, Lynch and Tillman continue to earn their current base salaries, plus bonuses equal to those earned for 1995, their maximum severance payments, upon a termination for good reason, in connection with a change in control, and without consideration of the excise tax imposed by
Section 4999 of the Code, would be $950,000, $1,500,000 and $162,500.

     In the event an agreement is terminated by Prime Bancorp or the Bank for just cause (as defined in the agreement), then the executive is not entitled to compensation or other benefits for the period following such termination.


Unfunded Executive Benefit Plan

     Erwin T. Straw is currently included in the Bank's Executive Benefit Plan, an unfunded, non-qualified retirement benefit plan which provides a retirement benefit (or, in event of death before retirement, a death benefit) supplemental to the Company's other plans. Under Mr. Straw's agreement, the supplemental annual benefit is 60% of his "Average Annual Compensation" less primary social security benefits and other pension benefits. Average Annual Compensation is the average of gross compensation paid to Mr. Straw during the five calendar years preceding the date of his retirement. As of May 1994, Mr. Sokol is receiving a monthly distribution from the plan. His annual benefit is $50,000.00 less primary social security benefits and other pension benefits. Under the plan, if Mr. Straw dies prior to retirement, the plan provides for payments of death benefits to designated beneficiaries; for Mr. Straw, in the amount of $13,333.00 per month for 12 months from the date of death, reducing to $6,667.00 per month until 192 months from date of death. Payments are taxed to the recipient for Federal and Pennsylvania tax purposes as ordinary income on receipt.

Indebtedness of Management

I    Loans to directors and executive officers are made only in conformance with, and subject to the limitations of, applicable banking regulations. Such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. These loans do not involve more than normal collection risk, nor do they present any other unfavorable features.


                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

Committee Interlocks and Insider Participation in Group Decisions

     The Board of Directors of the Company has no Compensation Committee, as all compensation for executive officers and employees, other than the payment of director's fees to directors of the Company, the approval by the Board of Directors of stock option grants (if any), as required by Delaware law, and the payment of matching contributions to the Company's 401(k) Plan, is paid to executive officers and employees in their capacities as executive officers or employees, as the case may be, of the Bank. Accordingly, this report was prepared by the Compensation Committee of the Bank. The Board of Directors of the Company has also reviewed and approved this Report.

Committee Report on Executive Compensation

     The Compensation Committee administers the Bank's executive compensation programs and has responsibility for recommending to the board of directors of the Bank the compensation of all employees, including executive officers. The current members of the Compensation Committee are Joseph A. Fluehr, III, who serves as Committee Chair, Oskar R. Huber, Joseph Markmann and Robert Stahl, none of whom is an employee of the Company or the Bank.

     At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Bank are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interest of the Company and its shareholders. The Committee seeks to align total compensation for senior management with corporate performance. Committee actions related to the compensation of the chief executive officer of Bank are submitted to the full board for ratification.

     The Committee believes that the Company's overall financial performance should be an important factor in the compensation of the Bank's executive officers. At the executive officer level, the Committee has a policy that a significant proportion of total compensation should consist of variable, performance-based components, such as stock options, bonuses, and profit sharing plans which can increase or decrease to reflect changes in corporate and individual performance. In addition, the availability of the Company's 401(k) Plan, pursuant to which employees including executive officers (other than Mr. Straw), may purchase common stock was considered by the Committee in making its determination of the kind and amount of compensation to be paid to each executive officer. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Committee considers such corporate performance measures as net income, earnings per common share, return on average common stockholders' equity and return on average total assets, the Committee does not apply any specific qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development.

     The salary of Mr. Straw, the CEO, is fixed largely by his Employment Agreement. However, in determining his bonus, the Committee considered the following criteria: the Bank's financial performance, which continues to be superior to many comparable institutions, its capital position, which continues to be strong, and the opening of two new offices, which positioned the Bank for growth in a new market area. The Committee was particularly mindful that Mr. Straw has guided the Bank successfully through difficult economic times that have caused many other banks to fail. The Committee believes that the Bank, under Mr. Straw's leadership, has illustrated the vision to propel itself into the next century, while at all times taking into consideration the welfare of stockholders as well as the overall financial condition of the institution. Finally, in determining an appropriate bonus level, the Committee consulted several surveys of executive compensation in the Banking industry.

     In accordance with the compensation philosophy and process described above, the Committee authorized a bonus of $50,000 to Mr. Straw. In addition, the Stock Option Committee has awarded stock options to all of the directors of the Company.

                                        Compensation Committee


                                        Joseph A. Fluehr, III Chairman
                                        Dorothy M. Bernhard
                                        David H. Platt
                                        Robert G. Stahl

Item 12. Security Ownership of Management

     The information contained under the caption "Beneficial Ownership of Voting Securities" on page 2 of the Company's definitive Proxy Statement dated March 18, 1996 is incorporated herein by reference.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The Company does not know of any person or group that is the beneficial owner of more than five percent of the outstanding Common Stock, except as indicated herein. The following table reflects as of February 28, 1996 the Common Stock beneficially owned by beneficial owners of more than five percent of the outstanding common stock, directors and all officers and directors as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock owned by him or her.

                              Amount
                              and Nature                    Percent
                              of Beneficial                    of
Beneficial Owner              Ownership(1)                 Class(2)
----------------              ------------                 --------
Erwin T. Straw                 263,092(4)                   7.07%
Dorothy M. Bernhard             11,565(5)                   0.31%(3)
Frederick G. Betz               48,858(6)                   1.32%
Joseph A. Fluehr, III           42,698(7)                   1.15%
Ernest Larenz                  139,023(8)                   3.74%
James J. Lynch                  60,000                      1.61%
Joseph G. Markmann              44,518(9)                   1.20%
David H. Platt                  18,768                      0.50%(3)
Raymond L. Weinmann             16,437                      0.44%(3)

All directors and
  officers as a group,
  consisting of
  14 persons (10)              780,087                     20.96%

----------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options within 60 days after March 31, 1996. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based on 3,721,098 shares outstanding on February 28, 1996, except when the percentage reported relates to shares of Common Stock that a person has a right to acquire, in which case it is based on the number of shares of Common Stock that would be outstanding after the exercise of such right. The following persons own stock options, for the amount of shares indicated: Erwin T. Straw - 50,374; Dorothy M. Bernhard -

     8,770; Frederick G. Betz - 19,552; Joseph A. Fluehr, III - 7,368; Ernest Larenz - 7,368; James J. Lynch - 55,000; Joseph G. Markmann - 7,368; David
     H. Platt - 12,327; and Raymond L. Weinmann - 14,066.

(3)  Less than 1%.

(4) 93,833 shares are held jointly by Mr. Straw and his wife. 47,834 shares are owned by Mr. Straw's wife. Also includes 13,549 shares of Common Stock held by Mr. Straw in the Company's 401(k) Plan.

(5)  2,795 shares are held jointly by Mrs. Bernhard, her husband and daughter.

(6) 3,635 shares of Common Stock are held by Fred Betz & Sons Profit Sharing Trust of which Mr. Betz is the Trustee and 2,524 shares are held in an IRA account for Mr. Betz's wife.

(7)  23,148 shares are held jointly by Mr. Fluehr and his wife.

(8) 17,820 shares are held jointly by Mr. Larenz and his wife and 3,807 shares are held in an IRA account of Mr. Larenz' wife.

(9)  35,543 shares are held jointly by Mr. Markmann and his wife.

(10) This amount includes an aggregate of 226,751 shares of Common Stock issuable upon the exercise of options held by certain officers and directors of the Company.

Item 13. Certain Relationships and Related Transactions.

     The information contained under the caption "Indebtedness of Management" on page 16 of the Company's definitive Proxy Statement dated March 18, 1996 is incorporated herein by reference.

Indebtedness of Management

     Loans to directors and executive officers are made only in conformance with, and subject to the limitations of, applicable banking regulations. Such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. These loans do not involve more than normal collection risk, nor do they present any other unfavorable features.

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a)  The following documents are filed as a part of this report:

     (1) The following consolidated financial statements of the Company and the opinion of independent certified public accountants thereon which appears on pages 29 through 49 of the Company's 1995 Annual Report included as an exhibit to this report:

                                                                Page Reference
                                                                Annual Report
          Financial Statements                                  to Shareholders
          ---------------------------------------------------------------------
          Consolidated Statements of Financial Condition              29
          Consolidated Statements of Operations                       30
          Consolidated Statements of Stockholders' Equity             31
          Consolidated Statements of Cash Flow                        32 - 33
          Notes to Consolidated Financial Statements.                 34 - 47

          Management's Statement on Financial Reporting               48
          Independent Auditors' Report                                49

     (2) Other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

     (3)  The following exhibits:

Exhibit #
---------

3.1 Certificate of Incorporation of Prime Bancorp, Inc. - Incorporated herein by reference to Exhibit 3.1 of Registration Statement #33-23083.

          Certificate of Correction of Certificate of Incorporation of Prime Bancorp, Inc. filed on November 8, 1991 - Incorporated herein by reference to Exhibit 3.1 of the registrant's Annual Report on Form 10-K for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

3.2 Bylaws - Incorporated by reference to Exhibit 3.2 of Registration Statement #33-23083 and by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-k for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

10.1 (a) Employment agreement between the Holding Company, Prime Savings and each of Erwin T. Straw, Joseph Sokol, Richard M. Tull, Robert T. Strong, and Thomas P. Kirwin - Incorporated by reference to Exhibit
          10.1 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

     (b) Employment agreement between the Holding Company, Prime Savings and Walter L. Tillman, Jr. Incorporated by reference to Exhibit 10.1 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1990, filed with the Securities and Exchange Commission on September 27, 1990.

     (c)  Employment agreement between the Holding Company, Prime Bank and James
          J. Lynch

10.2      Incentive Stock Option Plan - Incorporated by reference to Exhibit
          10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.3 Prime Bancorp, Inc. Salary Continuation and Supplemental Retirement Plan - Incorporated by reference to Exhibit 10.3 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.4      Prime Bancorp, Inc. Retirement Plan - Incorporated by reference to
          Exhibit 10.4 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.5 Prime Bancorp, Inc. Employee Retirement Savings Plan - Incorporated by reference to Exhibit 10.5 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.6 Lease Agreement between Prime Savings and Lotz Realty, Inc. - Incorporated by reference to exhibit to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989


10.7 Lease Agreement, between Prime Savings and Village Plaza Shopping Center. - Incorporated by reference to exhibit 10.7 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.8 Lease Agreement, between Prime Savings and Grant Plaza. - Incorporated by reference to Exhibit 10.8 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.9 Report on Form 11-K, Prime Bancorp, Inc. Retirement Savings Plan for the year ended December 31, 1995. (to be filed by amendment)

10.10 Lease Agreement, between the Bank and Hopkinson Corporation - Incorporated by reference to Exhibit 10.10 to registrant's annual report on Form 10-K for the fiscal year ending December 31, 1993, filed with the Securities and Exchange Commission on April 14, 1993.

10.11 Lease Agreement, between the Bank and Foxcroft Square Company - Incorporated by reference to Exhibit 10.11 to registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1993, filed with the Securities and Exchange Commission on April 14, 1993.

10.12 Lease Agreement, between the Bank and Bell Atlantic Properties, Inc. dated January 7, 1985. Incorporated by reference to Exhibit 10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.13 Lease Agreement, between the Bank and the Trust of Russell A. Allen, deceased dated July 31, 1985. Incorporated by reference to Exhibit
          10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.14 Lease Agreement, between the Bank and Mark Cohen dated September 24, 1994. - Incorporated by reference to Exhibit 10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.15     Lease Agreement, between the Bank and Corestates Bank dated March 1,
          1995.

10.16 Lease Agreement, between the Bank and Cameron C. Troilo and Olga Jean Troilo dated June 26, 1995.

13.1      1995 Annual Report to Stockholders.

22.1 Subsidiaries - Incorporated by reference to Exhibit 22.1 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

28.1 Purchase and Assumption Agreement By and among B.M.J. Financial Corp., Bank of Delaware Valley and Prime Savings Bank, fsb dated August 19, 1992 - Incorporated by reference to Exhibit 23.1 to registrant's Form 10-Q for the quarter ended September 30, 1992, filed with the Securities and Exchange Commission on November 16, 1992.

28.2 Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated July 26, 1993 - Incorporated by reference to
          Exhibit 28.2 to registrant's Form 10-Q for the quarter ended September 30, 1993, filed with the Securities and Exchange Commission on November 15, 1993.

28.3 Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated December 25, 1993 - Incorporated by reference to Exhibit 28.3 to registrant's Form 10-K for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

28.4 Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated September 16, 1994 - Incorporated by reference to Exhibit 28.4 to registrant's Form 10-Q for the quarter ended September 30, 1994 filed with the Securities and Exchange Commission on November 14, 1994. (b) Reports on Form 8-K No reports on Form 8-K were filed during the last quarter of the period covered by this report. However, on January 15, 1993, the registrant did file a Report on Form 8-K relating to the Acquisition or Disposition of Assets - with the Securities and Exchange Commission.

                               PRIME BANCORP, INC.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused his report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                               PRIME BANCORP, INC.


                                               /s/ James J. Lynch
                                               ------------------
                                               James J. Lynch, President and
                                               Chief Executive Officer

Date: March 27, 1996

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                      Title                         Date
---------                     --------                  ---------------


/s/ Dorothy M. Bernhard       Director                  March 27, 1996
-------------------------
Dorothy M. Bernhard


/s/ Frederick G. Betz         Director                  March 27, 1996
-------------------------
Frederick G. Betz


/s/ Joseph A. Fluehr, III     Director                  March 27, 1996
-------------------------
Joseph A. Fluehr, III


/s/ Ernest Larenz             Director                  March 27, 1996
-------------------------
Ernest Larenz


/s/ James J. Lynch            Director, President       March 27, 1996
-------------------------     and Chief Executive
James J. Lynch                Officer (Principal
                              Executive Officer)


/s/ Joseph G. Markmann        Director                  March 27, 1996
-------------------------
Joseph G. Markmann


/s/ David H. Platt            Director                  March 27, 1996
-------------------------
David H. Platt

Signature                      Title                         Date
---------                     --------                  ---------------


/s/ Raymond L. Weinmann       Director                  March 27, 1996
-------------------------
Raymond L. Weinmann


/s/ Michael E. Sexton         Treasurer and             March 27, 1996
-------------------------     Chief Financial Officer
Michael J. Sexton


/s/ Erwin T. Straw            Chairman                  March 27, 1996
------------------------
Erwin T. Straw


/s/ Walter L. Tillman, Jr.    Executive Vice-President  March 27, 1996
-------------------------     and Chief Operating
Walter L. Tillman, Jr.        Officer

                                  EXHIBIT INDEX

  EXHIBIT                        DESCRIPTION                             Page
--------------------------------------------------------------------------------

3.1       Certificate of Incorporation of Prime Bancorp, Inc. -           33
          Incorporated herein by reference to Exhibit 3.1 of Registration Statement #33-23083

3.2       Certificate of Correction of Certificate of                     34
          Incorporation of Prime Bancorp, Inc. filed on
          November 8, 1991 - Incorporated herein by reference to
          Exhibit 3.1 of the registrant's Annual Report on Form
          10-K for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

          Bylaws - Incorporated by reference to Exhibit 3.2 of Registration Statement #33-23083 and by reference to
          Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

10.1  (a) Employment agreement between the Holding Company, Prime         35
          Savings and each of Erwin T. Straw, Joseph Sokol,
          Richard M. Tull, Robert T. Strong, and Thomas P. Kirwin - Incorporated by reference to Exhibit 10.1 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

      (b) Employment agreement between the Holding Company, Prime         36
          Savings and Walter L. Tillman, Jr. - Incorporated by reference to Exhibit 10.1 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1990, filed with the Securities and Exchange Commission on September 27, 1990.

      (c) Employment agreement between the Holding Company, Prime       37 - 47
          Bank and James J. Lynch dated December 13,
          1995.

10.2      Incentive Stock Option Plan - Incorporated by reference         48
          to Exhibit 10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.3      Prime Bancorp, Inc. Salary Continuation and                     49
          Supplemental Retirement Plan - Incorporated by reference to Exhibit 10.3 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.4      Prime Bancorp, Inc. Retirement Plan - Incorporated by           50
          reference to Exhibit 10.4 to registrant's Annual
          Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.5      Prime Bancorp, Inc. Employee Retirement Savings Plan -          51
          Incorporated by reference to Exhibit 10.5 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.6      Lease Agreement between Prime Savings and Lotz Realty,          52
          Inc. - Incorporated by reference to Exhibit 10.6 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989

                                  EXHIBIT INDEX

  EXHIBIT                        DESCRIPTION                             Page
--------------------------------------------------------------------------------

10.7      Lease Agreement, between Prime Savings and Village              53
          Plaza Shopping Center. - Incorporated by reference to Exhibit 10.7 to registrant's Annual Report on Form
          10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.8      Lease Agreement, between Prime Savings and Grant Plaza. -       54
          Incorporated by reference to Exhibit 10.8 to registrant's Annual Report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

10.9      Report on Form 11-K, Prime Bancorp, Inc. Retirement             55
          Savings Plan for the year ended December 31, 1995.
          (to be filed by amendment)

10.10     Lease Agreement, between the Bank and Hopkinson                 56
          Corporation - Incorporated by reference to Exhibit
          10.10 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1992, filed with the Securities and Exchange Commission on April 14,
          1993.

10.11     Lease Agreement, between the Bank and Foxcroft Square           57
          Company - Incorporated by reference to Exhibit 10.11 to registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1993, filed with the Securities and Exchange Commission on April 14, 1994.

10.12     Lease Agreement, between the Bank and Bell Atlantic             58
          Properties, Inc. dated January 7, 1985. -
          Incorporated by reference to Exhibit 10.12 to registrant's annual report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.13     Lease Agreement, between the Bank and the Trust of              59
          Russell A. Allen, deceased dated July 31, 1985. -
          Incorporated by reference to Exhibit 10.12 to registrant's annual report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.14     Lease Agreement, between the Bank and Mark Cohen dated          60
          September 24, 1994. - Incorporated by reference to
          Exhibit 10.12 to registrant's annual report on Form
          10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 30, 1995.

10.15     Lease Agreement, between the Bank and Corestates Bank         61 - 82
          dated March 1, 1995.

10.16     Lease Agreement, between the Bank and Cameron C. Troilo       83 - 100
          and Olga Jean Troilo dated June 26, 1995.

13.1      1995 Annual Report to Stockholders.                          101 - 129

22.1      Subsidiaries - Incorporated by reference to Exhibit             130
          10.12 to registrant's annual report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March
          30, 1995.

                                  EXHIBIT INDEX

  EXHIBIT                        DESCRIPTION                             Page
--------------------------------------------------------------------------------

28.1      Purchase and Assumption Agreement By and among B.M.J.           131
          Financial Corp., Bank of Delaware Valley and Prime
          Savings Bank, fsb dated August 19, 1992 - Incorporated by reference to Exhibit 23.1 to registrant's Form 10-Q for the quarter ended September 30, 1992, filed with the Securities and Exchange Commission on November 16,
          1992.

28.2      Purchase and Assumption Agreement between the Bank and          132
          the Resolution Trust Corporation dated July 26,
          1993 - Incorporated by reference to Exhibit 28.2 to registrant's Form 10-Q for the quarter ended September
          30, 1993, filed with the Securities and Exchange
          Commission on November 15, 1993.

28.3      Purchase and Assumption Agreement between the Bank and          133
          the Resolution Trust Corporation dated December 25,
          1993 - Incorporated by reference to Exhibit 28.3 to registrant's Form 10-K for the fiscal year ended
          December 31, 1993, filed with the Securities and Exchange Commission on March 31, 1994.

28.4      Purchase and Assumption Agreement between the Bank and          134
          the Resolution Trust Corporation dated September
          16, 1994 - Incorporated by reference to Exhibit 28.4 to registrant's Form 10-Q for the quarter ended September
          30, 1994, filed with the Securities and Exchange
          Commission on November 14, 1994.

                                   EXHIBIT 3.1

Certificate of Incorporation of Prime Bancorp, Inc. Incorporated herein by reference to Exhibit 3.1 of Registration Statement #33-23083.

The Certificate of Correction of Certificate of Incorporation of Prime Bancorp, Inc. filed on November 8, 1991 - Incorporated herein by reference to Exhibit 3.1 of the registrant's Annual Report on From 10-K for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

                                   EXHIBIT 3.2

Bylaws - Incorporated by reference to Exhibit 3.2 of Registration Statement #33-23083 as Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the transition period ending December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

                                   EXHIBIT 3.2

                          Bylaws of Prime Bancorp, Inc.

                 Article III, Section 2, as amended on 3/18/92:

     SECTION 2. Number and Term. The board of directors shall consist of 10 members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected for a term of three years and until their successors are elected and qualified or until their earlier resignation or removal. one class shall be elected annually. The size of the board of directors may be increased or decreased only by a vote of two-thirds of the members of the board of directors or by a vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose.

                                 EXHIBIT 10.1(a)

Employment agreement between the Holding Company, Prime Savings and each of Erwin T. Straw, Joseph Sokol, Richard M. Tull, Robert T. Strong, and Thomas P. Kirwin. - Incorporated by reference to Exhibit 10.1 to registrant's Annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                 EXHIBIT 10.1(b)

Employment agreement between the Holding Company, Prime Savings and Walter L. Tillman, Jr. - Incorporated by reference to Exhibit 10.1 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1990, filed with the Securities and Exchange Commission on September 27, 1990.

                                 EXHIBIT 10.1(c)

Employment agreement between the Holding Company, Prime Bank and James J. Lynch dated December 13, 1995.

                                  EXHIBIT 10.2

Incentive Stock Option Plan - Incorporated by reference to Exhibit 10.2 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

                                  EXHIBIT 10.3

Prime Bancorp, Inc. Salary Continuation and Supplemental Retirement Plan - Incorporated by reference to Exhibit 10.3 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.4

Prime Bancorp, Inc. - Incorporated by reference to Exhibit 10.4 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.5

Prime Bancorp, Inc. Employee Retirement Savings Plan - Incorporated by reference to Exhibit 10.5 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.6

Lease Agreement, between Prime Savings and Lotz Realty, Inc. - Incorporated by reference to Exhibit 10.6 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.7

Lease Agreement, between the Prime Savings and Village Plaza Shopping Center. Incorporated to by reference Exhibit 10.7 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.8

Lease Agreement, between Prime Savings and Grant Plaza. - Incorporated by reference to Exhibit 10.8 to registrant's annual report on Form 10-K for the fiscal year ending June 30, 1989, filed with the Securities and Exchange Commission on September 27, 1989.

                                  EXHIBIT 10.9

Report on Form 11-K, Prime Bancorp, Inc. Retirement Savings Plan for the year ended December 31, 1995 (to be filed by amendment).

                                  EXHIBIT 10.10

Lease Agreement, between the Bank and Hopkinson Corporation - Incorporated by reference to Exhibit 10.10 to registrant's annual report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Securities and Exchange Commission on April 14, 1994.

                                  EXHIBIT 10.11

Lease Agreement, between the Bank and Foxcroft Square Company - Incorporated by reference to Exhibit 10.11 to registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1993, filed with the Securities and Exchange Commission on April 14, 1994.

                                  EXHIBIT 10.12

Lease Agreement, between the Bank and Bell Atlantic Properties, Inc. dated - January 7, 1985. - Incorporated by reference to Exhibit 10.12 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

                                  EXHIBIT 10.13

Lease Agreement, between the Bank and the Trust of Russell A. Allen, deceased dated July 31, 1985. - Incorporated by reference to Exhibit 10.13 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

                                  EXHIBIT 10.14

Lease Agreement, between the Bank and Mark Cohen dated September 24, 1994. - Incorporated by reference to Exhibit 10.13 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

                                  EXHIBIT 10.15

Lease Agreement, between the Bank and Corestates Bank dated March 1, 1995.

                                  EXHIBIT 10.16

Lease Agreement, between the Bank and Cameron C. Troilo and Olga Jean Troilo dated June 26, 1995.

                                  EXHIBIT 13.1

                       1995 Annual Report to Stockholders

                                  EXHIBIT 22.1

Subsidiaries - Incorporated by reference to Exhibit 10.13 to registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

                                  EXHIBIT 22.1


Name of Subsidiary                     State of Incorporation
------------------                     ----------------------

Prime Abstract, Inc.                   Delaware

Rowland Service Corporation            Pennsylvania

NEFA Corporation                       Pennsylvania

Prime Financial, Inc.                  Pennsylvania

Del-Prime, Inc.                        Delaware

                                  EXHIBIT 28.1

Purchase and Assumption Agreement By and among B.M.J. Financial Corp., Bank of Delaware Valley and Prime Savings Bank, fsb dated August 19, 1992 - Incorporated by reference to Exhibit 23.1 to registrant's Form 10-Q for the Quarter Ended September 30, 1992, filed with the Securities and Exchange Commission on November 16, 1992.

                                  EXHIBIT 28.2

Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated July 26, 1993 - Incorporated by reference to Exhibit 28.2 to registrant's Form 10-Q for the Quarter Ended September 30, 1993, filed with the Securities and Exchange Commission on on November 15, 1993.

                                  EXHIBIT 28.3

Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated December 25, 1993 - Incorporated by reference to Exhibit 28.4 to registrant's Form 10-K for the fiscal year ended December 31, 1993, filed with the Securities and Exchange Commission on March 31, 1994.

                                  EXHIBIT 28.4

Purchase and Assumption Agreement between the Bank and the Resolution Trust Corporation dated September 16, 1994 - Incorporated by reference to Exhibit 28.4 to registrant's Form 10-Q for the quarter ended September 30, 1994, filed with the Securities and Exchange Commission on November 14, 1994.